As filed with the Securities and Exchange Commission on  October 10, 2006
                                             Registration No. 333-127192
==============================================================================

         United States Securities and Exchange Commission
                       Washington, DC 20549

                            Form SB-2
              Post-effective Amendment No. 1
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  FLEXPOINT SENSOR SYSTEMS, INC.
          (Name of small business issuer in its charter)

       Delaware                     3829                    87-0620425
(State of incorporation) (Primary Standard Industrial    (I.R.S.  Employer
                          Classification Code Number)    Identification No.)

                   106 West Business Park Drive
                        Draper, Utah 84020
                           801-568-5111
   (Address and telephone number of principal executive offices and principal place of business)

                    Clark M. Mower, President
                   106 West Business Park Drive
                        Draper, Utah 84020
                           801-568-5111
             (Name and address of agent for service)

                            Copies to:
                       Cindy Shy, Attorney
                         Cindy Shy, P.C.
                         P.O. Box 380-236
                        Ivins, Utah 84738
                     Telephone: 435-674-1282

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

Flexpoint Sensor Systems, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            PROSPECTUS


                      SUBJECT TO COMPLETION
 ----------------------------------------------------------------------------
| The information in this prospectus is not complete and may be changed. We | | may not sell these securities until the registration statement filed with | | the Securities and Exchange Commission is effective. This prospectus is | | not an offer to sell these securities and it is not soliciting an offer to | | buy these securities in any state where the offer or sale is not permitted.|
 ----------------------------------------------------------------------------


                  FLEXPOINT SENSOR SYSTEMS, INC.
                      a Delaware corporation

             8,092,670  shares of common stock
                         par value $0.001


We are registering 8,092,670 shares of our common stock. These shares are presently owned by the selling stockholders named in this prospectus and they will be sold by the selling stockholders.

We will not receive the proceeds from the sale of these common shares.


-----------------------------------------------------------------
               Trading Symbol:  OTC Bulletin Board
                              "FLXT"

   Common stock prices as reported by the OTC Bulletin Board
 on October 3, 2006, $1.37 high price and low price of $1.33.
------------------------------------------------------------------


This investment involves a high degree of risk; you should review the "Risk Factors" beginning on page 4.

                          ______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.
    Any representation to the contrary is a criminal offense.
                        __________________

            Prospectus dated  October 6, 2006

                        TABLE OF CONTENTS


Prospectus Summary.......................................................3

Risk Factors.............................................................4

Use of Proceeds..........................................................7

Market for Common Equity.................................................7

Description of Business..................................................9

Property................................................................16

Legal Proceedings.......................................................16

Management's Discussion and Analysis....................................17

Management..............................................................23

Executive Compensation..................................................24

Certain Related Transactions............................................25

Principal Stockholders..................................................25

Description of Common Stock.............................................27

Selling Stockholders....................................................27

Plan of Distribution....................................................32

Other Information.......................................................33

   Interest of Named Experts and Counsel................................33

   SEC's Position on Indemnification for Securities Act Liability.......33

   Additional Information...............................................34

Changes In and Disagreements with Accountants on Accounting
   and Financial Disclosure.............................................34

Financial Statements Index..............................................35

                       PROSPECTUS SUMMARY

                  Flexpoint Sensor Systems, Inc.
                   106 West Business Park Drive
                        Draper, Utah 84020
                           801-568-5111


THE COMPANY

 Flexpoint Sensor Systems, Inc. is a development stage company engaged principally in designing, engineering and manufacturing Bend Sensor(R) technology and equipment. Our planned operations have not commenced and our activities primarily include acquiring equipment and technology, organizing activities, obtaining financing and seeking manufacturing contracts. We emerged from Chapter 11 bankruptcy on February 24, 2004 and since that time we have leased a manufacturing facility, purchased necessary equipment to establish a production line, negotiated contracts, manufactured Bend Sensor(R) technology devices and conducted testing on those devices. Our goal is to qualify this production line and facility as an ISO/TS 16949 production line and facility by the end of 2006. This qualification will increase the marketability of our products to automotive parts suppliers.

THE OFFERING

We are registering 8,092,670 shares of common stock to be sold by the selling stockholders who are listed on page 27. Of these shares, 3,356,335 shares will be issued to the selling stockholders upon the exercise of warrants at some future date. The selling stockholders may sell the shares from time to time in their total discretion. See "Plan of Distribution" starting on page 32 for further details about the possible methods of sale which may be used by the selling stockholders.


   Shares of common stock outstanding as of September 26, 2006   23,292,887

   Shares of common stock to be registered                         8,092,670

   Common stock outstanding after the offering (assuming          26,649,222
   the warrants are exercised and the underlying shares are sold.)

In this prospectus references to "Flexpoint Sensor," "we," "us," and "our" refer to Flexpoint Sensor Systems, Inc. and its subsidiaries.

                           RISK FACTORS

Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. Investing in our common stock involves a high degree of risk and you should not invest in our common stock unless you can afford to lose your entire investment.

RISKS RELATED TO THE OFFERING AND OUR STOCK PRICE

     We have not paid cash or stock dividends on our common stock and this may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends. This lack of dividend potential may discourage potential investors who are seeking higher returns on their investments through dividends from purchasing our common stock. This lack of interest from potential investors seeking dividend returns may decrease the pool of investors in the market for the common stock being sold by the selling stockholders.

The liquidity of our common stock may be very limited and affected by its limited trading market. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges, and is subject to abuses and volatilities and shorting. There is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock may be limited and sporadic. As a result of such trading activity, the quoted price for our common stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. In addition, if our shares of common stock cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock and as a result, the market value of our common stock likely would decline.

     The future sale of the registered common stock may negatively affect our stock price and you may be unable to resell your common stock at or above the price you paid for it.

The market price of our common stock could drop as a result of sales of the registered shares in the market, or the perception that such sales could occur, after the effective date of this registration statement. We are registering 8,092,670 shares of common stock and if the selling stockholders attempt to sell their shares into the market at the same time, this could drive down the market price of our common stock. A drop in the market price for our common stock may make it more difficult for us to raise funds through future offerings of our common stock.

     Investors may have difficulty selling our common stock due to a limited market and the "penny stock" rules.

Our common stock is traded on the OTC Bulletin Board and there has not been a large public market for our common stock. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Also, our common stock qualifies as a "penny stock" under the Penny Stock Suitability Reform Act of 1990 based on its market value and our net tangible assets. The liquidity of penny stock is affected by specific disclosure procedures that must be followed by all broker and dealers related to a penny stock transaction. The rules require delivery by brokers and dealers of a disclosure schedule before any transaction in a penny stock. The broker and dealers must determine the suitability of the stock for a particular customer and obtain a written agreement from the customer to purchase the stock. The SEC recently adopted new regulations which will require a two-business day delay prior to execution of a trade in a penny stock by a broker and dealer. These additional requirements affect the timing of purchases and sales by investors.

RISKS RELATED TO OUR BUSINESS

     We have a history of losses and may never become profitable.

 We are unable to fund our day-to-day operations from revenues and the lack of revenues for continued growth may cause us to delay our business plans.
For the six months ended June 30, 2006, we incurred a net loss of $1,451,490 and had negative cash flows from operating activities of $800,238. For the year ended December 31, 2005, we incurred a net loss of $1,770,020 and had a negative cash flow from operating activities of $1,473,763. However at June 30, 2006 we have net working capital of $1,358,859, primarily from proceeds from our private placement in March of 2005. We anticipate that revenues will not increase until early 2007. In addition, if we decide to expand our business activities outside the automotive market, we anticipate needing more than approximately $1,000,000 in additional funding.

     If our sales do not develop as projected it will be difficult to reduce expenditures in the short term.

A significant portion of our expenses will be fixed in advance based in large part on overhead and manufacturing costs. If our actual sales are below expectations, any shortfall may be magnified by our inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in sales revenues would have an immediate adverse affect on our business and financial condition. In addition, we plan to increase operating expenses to fund additional sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, it may result in the delay or discontinuance of our business operations due to lack of funding.

     We may not have adequate experience to successfully manage anticipated growth.

In January 2005 we restructured our management team and brought in an experienced group of executive level management personnel to direct the growth
of our business operations.   However, we may not be equipped to successfully
manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on our managerial, operating, financial and other resources. Our future performance will depend, in part, on our ability to manage growth effectively, which will require us to:
..   improve existing and implement new financial controls and systems, management information systems, operating, administrative, financial and accounting systems and controls,
..   maintain close coordination between engineering,  programming, accounting, finance, marketing, sales and operations, and
..   attract and retain additional qualified technical and marketing personnel.
There is intense competition for management, technical and marketing personnel in our industry. The loss of the services of any of our key employees or our failure to attract and retain additional key employees could have a material adverse effect on our ability to continue as a going concern.

     We may not have adequate manufacturing capacity to meet anticipated manufacturing contracts.

Based on projected business development, we will need to complete a second production line and have it installed and approved in 2008. The second manufacturing line is expected to result in increased manufacturing capacity and manufacturing efficiencies. We have completed installation of our first production line and are in the process of qualifying our own manufacturing facility for ISO/TS-16949 certification. However, we cannot assure you that we will satisfy ISO/TS-16949 qualification or that the production lines will produce product in the volumes required or that the production lines will satisfy the requirements of our customers.


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





     Our success is dependent on our intellectual property rights which are difficult to protect.

Our future success depends on our ability to protect our intellectual property. We use a combination of patents and other intellectual property arrangements to protect our intellectual property. There can be no assurance that the protection provided by our patents will be broad enough to prevent competitors from introducing similar products or that our patents, if challenged, will be upheld by courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend ourselves from infringement suits, would be expensive and, if it occurs, could divert our resources from other planned uses. Patent applications filed in foreign countries and patents in these countries are subject to laws and procedures that differ from those in the U.S. and may not be as favorable to us. We also attempt to protect our confidential information through the use of confidentiality agreements and by limiting access to our facilities. There can be no assurance that our program of patents, confidentiality agreements and restricted access to our facilities will be sufficient to protect our confidential information from competitors.

     Research and development may result in problems which may become insurmountable to full implementation of production.

Customers request that we create prototypes and perform pre-production research and development. As a result, we are exposed to the risk that we may find problems in our designs that are insurmountable to fulfill production.
In that event, we will be unable to recover the costs of the pre-production research and development. However, we are currently unaware of any insurmountable problems with ongoing research and development that may prevent further development of an application.

   Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could lead to loss of investor confidence in our reported financial information.

Pursuant to proposals related to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2008, we will be required to furnish a report by our management on our internal control over financial reporting. If we cannot provide reliable financial reports or prevent fraud, then our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

In order to achieve compliance with Section 404 of the Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud.

RISKS RELATED TO OUR INDUSTRY

     Our products must satisfy governmental regulations in order to be marketable

During the past several years, the automotive industry has been subject to increased government safety regulation. Among other things, proposed regulations from the National Highway Transportation and Safety Administration required automakers to incorporate advanced air bag technology into vehicles beginning in 2005 with the phase-in to be completed by 2008. Our products may not meet the proposed National Highway Transportation and Safety Administration standards or the standards may be modified. These proposals call for upgraded air bag system performance tests for passenger cars and light trucks. The new testing requirements are intended to improve the safety of infants, children and out-of-position adults, and maximize the protection of properly seated adults. The National Highway Transportation and Safety Administration tests are similar to conditions that we have already been using to test our Seat Mat System and we believe that our Seat Mat System will meet the standards as proposed. In addition, automakers may react to these proposals and the uncertainty surrounding these proposals by curtailing or deferring investments in new technology, including our Bend Sensor(R) technology, until final regulatory action is taken. We cannot predict what impact, if any, these proposals or reforms might have on our financial condition and results of operations.

     Because we are significantly smaller than the majority of our competitors, we may lack the financial resources needed to capture increased market share.

The market for sensor devices is extremely competitive, and we expect that competition will intensify in the future. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face will not materially adversely affect our business, operating results or financial condition. Our primary competitors in the air bag market are International Electronics and Engineering, Siemens, Robert Bosch GmbH, Denso, Inc., Breed Technologies, TRW Automotive, Delphi Corporation, Autoliv Inc., Takata and Temic. We believe that none of our competitors have a product that is superior to our(R) technology at this time. However, many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products and markets than we can.

     Ongoing industry consolidation among worldwide automotive parts suppliers may limit the market potential for our products.

In the automotive parts industry, there is a trend of consolidation through business combinations and acquisitions of complementary technologies among worldwide suppliers as these suppliers seek to build stronger customer relationships with automobile manufacturers. Automobile manufacturers look to Tier 1 suppliers (major suppliers) to provide fully engineered systems and pre-assembled combinations of components rather than individual components. This trend of consolidation of suppliers may result in fewer Tier 1 suppliers and thus limit the marketing opportunities for our Bend Sensor(R) technology.
 In addition, in recent months large U.S. auto makers have announced plans to close plants and reduce their work force, some Tier 1 suppliers are in bankruptcy or in financial difficulty, and two automobile manufacturers have reported increased financial difficulties. These industry trends may limit the market for our products.

                 FORWARD-LOOKING STATEMENT NOTICE

When used in this prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect Flexpoint Sensor's future plans of operations, business strategy, operating results, and financial position. Persons reviewing this prospectus are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors.

                         USE OF PROCEEDS

We are registering the shares for the benefit of the selling stockholders and the selling stockholders will receive all of the proceeds from the sales. We will pay the costs of this offering with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.



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





                     MARKET FOR COMMON EQUITY

MARKET INFORMATION

Our common stock is listed on the National Association of Securities Dealers
(NASD) OTC Bulletin Board under the symbol "FLXT." Pursuant to our bankruptcy reorganization plan we effected a 7-to-1 reverse split effective March 5, 2004. The following table lists the range for the high and low bid prices of our common stock for each quarter for the years ended December 31, 2004 and 2005, and the six month period ended June 30, 2006, as reported by the OTC Bulletin Board. The price ranges prior to March 5, 2004 are adjusted to account for the reverse. Over-the-counter market bid quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions.

     Fiscal Quarter Ended        High       Low
     ---------------------    --------   -------

     March 31, 2004           $  2.20    $  0.63
     June 30, 2004               2.30       1.30
     September 30, 2004          1.90       1.30
     December 31, 2004           2.00       1.40

     March 31, 2005           $  2.09    $  1.50
     June 30, 2005               1.92       1.40
     September 30, 2005          2.52       1.45
     December 31, 2005           2.67       1.60

     March 31, 2006           $  2.22    $  1.54
     June 30, 2006               2.31       1.56

Our shares are subject to Section 15(g) and Rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule provides that any equity security is considered to be a penny stock unless that security is:
..    Registered and traded on a national securities exchange meeting specified criteria set by the SEC;
..    Issued by a registered investment company; or
..    Excluded from the definition on the basis of share price or the issuer's net tangible assets.

These rules may restrict the ability of broker or dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares. Broker or dealers who sell penny stocks to persons other than established customers and accredited investors must make a special suitability determination for the purchase of the security. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

The rules require the broker or dealer to receive the purchaser's written consent to the transaction prior to the purchase and require the broker or dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction. A broker or dealer also must disclose the commissions payable to both the broker or dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent to customers disclosing recent price information for the penny stocks.

HOLDERS

As of September 26, 2006, we had approximately 471 stockholders of record of our common stock, which does not include stockholders of "street accounts" of securities brokers.

DIVIDENDS

We have not paid cash or stock dividends and have no present plan to pay any dividends. We intend to retain any earnings to finance the operation and expansion of our business and the payment of any cash dividends on our common stock is unlikely. However, our board of directors may revisit this matter from time to time and may determine our earnings, financial condition, capital requirements and other factors allow the payment of dividends.

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





                     DESCRIPTION OF BUSINESS

HISTORICAL DEVELOPMENT

Flexpoint Sensor Systems, Inc. was incorporated in the state of Delaware in June 1992 as Nanotech Corporation. In April 1998, Nanotech acquired Sensitron, Inc., a Utah corporation ("Sensitron"), as a wholly-owned subsidiary through a reverse triangular merger. Nanotech also acquired
Sensitron's wholly-owned subsidiary, Flexpoint, Inc.   As part of this
acquisition, Nanotech changed the company name to Micropoint, Inc. In July 1999 Micropoint changed its name to Flexpoint Sensor Systems, Inc.

Flexpoint Sensor was forced to seek bankruptcy protection on July 3, 2001, and we filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. (See "Legal Proceedings," below). On February 24, 2004, the bankruptcy court confirmed our Plan of Reorganization. As a result of our reorganization, we are now a development stage company with a date of emergence from bankruptcy of February 24, 2004. We used fresh-start reporting and all assets of Flexpoint Sensor Systems, Inc. were restated to reflect their reorganization value, which approximated the fair value at the date of reorganization.

The bankruptcy reorganization plan resulted in a 7-to-1 reverse stock split that was effective March 5, 2004. All share and per share amounts presented in this prospectus reflect the reverse split. The reorganization plan resulted in discharged debt of $7,123,213, which included the issuance of 13,822,331 shares of stock for creditor claims and conversion of $1,500,000 of notes payable and the cancellation of 828,571 shares of common stock issued or issuable to an officer during 2001. Options, warrants or executory contracts for acquisition of any common shares entered into prior to our petition for bankruptcy protection were canceled upon confirmation of the reorganization plan. Outstanding preferred stock and super-voting preferred stock were also canceled upon confirmation.

On March 31, 2004, Flexpoint Sensor entered into an asset purchase agreement with Flexpoint Holdings, LLC. The agreement provided that Flexpoint Sensor acquire substantially all of Flexpoint Holdings' equipment and proprietary technology. We paid consideration of $963,000, which included $265,000 in cash and assumption of a $698,000 convertible note payable, and issued common shares valued at $1,931,309 for assets with a fair value of $4,302,643. (See "Management's Discussion and Analysis . . . - Asset Purchase," below)

BUSINESS OVERVIEW

We are a development stage company principally engaged in designing, engineering, and manufacturing sensor technology and equipment using flexible potentiometer technology. We are actively seeking financing and manufacturing contracts for the use of design and engineering of Bend Sensor(R) technology and equipment using a flexible potentiometer technology. In early 2005 we completed a private placement offering of units and issued 2,836,335 shares of common stock and warrants to purchase 2,836,335 shares of common stock at $3.00 per share. (See "Management's Discussion and Analysis . .. . - Liquidity and Capital Resources," below, for information about the units). We realized net proceeds of approximately $ 3.9 million which we have
used to fund our ongoing operations.   In prior years, our operations have
been minimal or limited due to bankruptcy. Since confirmation of our bankruptcy reorganization plan in March 2004 we have been negotiating contracts, manufacturing Bend Sensor(R) technology devices and have further developed our technologies. We have completed installation of our first production line and plan to begin installation and qualification of a TS-16949 production line and facility in 2006.

PRODUCTS

     Bend Sensor(R) Technology

Sensitron owns the rights to our Bend Sensor(R) technology, which is a flexible potentiometer bend sensor product consisting of a coated substrate, such as plastic, that changes electrical conductivity as it is bent. Electronic systems can connect to this sensor and measure with fine detail the amount of bending or movement that occurs. Certain applications of the Bend Sensor(R) potentiometer have been patented (See "Patents and Intellectual Property," below).

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






A typical potentiometer functions through the means of metal contacts swiping or rubbing across a resistive element. Our Bend Sensor(R) potentiometer is a single layer with no mechanical assembly that makes it more reliable and significantly smaller and lighter in weight than mechanical potentiometers. Management believes many sensor applications can be improved using our technology and the use of our technology will result in new products and new sensor applications.

We have developed the following applications for the Bend Sensor(R) technology:

     Pedestrian Detection Sensor

Management's informal survey has estimated that throughout the European Union Countries more than 6,000 accidental pedestrian deaths and 155,151 injuries occur annually. In 2003, the European Parliament and the Council of the European Union published a Directive on pedestrian protection to reduce the number of pedestrian deaths and injuries. All new 2005 vehicles must comply with special tests demonstrating they meet standards protecting pedestrians against head and leg injuries in accidents. In 2010, two additional stringent tests will be imposed.

We have developed a Pedestrian Impact Detection system that we believe will meet the requirements for cars in Europe. Four separate automotive suppliers/original equipment manufacturers are testing the Bend Sensor(R) device for use in pedestrian impact detection. Thus far, testing has shown that the Bend Sensor(R) device is able to detect impact with a human leg and in the event of an accident, trigger a safety response. The device is also capable of determining the difference between a human leg and a steel post and can therefore alter the automobile's response based on the appropriate safety response. The automobile response can include raising the hood or deploying an external air bag. We believe the Bend Sensor(R) device's advantages over the competition include reliability, accuracy, and lower costs. Our sensors have gone through several years of testing for this application.

In October 2005 we completed the initial stage of testing for the Pedestrian Impact Detection system with Tier One suppliers and confirmed the system's ability to distinguish within milliseconds between a human leg and an inanimate object. The second testing phase will consist of narrowing the specific materials and applications that will be used in the final manufacturing process and testing to ensure the system's accuracy and capabilities.

During the second quarter of 2006 we have focused our efforts on third party testing of our technology as required in our protocol for Stage II development of our technology. In June 2006 we announced our Pedestrian Impact Detection System was tested by MGA Research and this research confirmed results of our internal testing. This system is placed in the vehicles' front bumper to detect crash impact. Within milliseconds of contact, the system can differentiate between a human leg and an inanimate object and trigger a safety response in accordance with the manufacturer's specifications.

We also announced that we had entered into a cooperative testing agreement with Faurecia Automotive ("Faurecia") in June 2006. Faurecia is the second largest automotive supplier in Europe and it supplies components to large automotive manufacturers, such as BMW, Toyota, Ford, Daimler-Chrysler and others. This agreement will allow both companies to use their resources, knowledge and capabilities to develop a working prototype of the Pedestrian Impact Detection System.

     Medical Bed

We currently have working prototypes of beds for use in medical applications. The electronics of the bed are able to record, based on our Bend Sensor(R) technology input, the position of the person on the bed and how they are moved. The bed has the ability to roll the person left or right to remove pressure areas as well as facilitate dressing changes. Using our sensor technology on each of the individual chambers of the bed allows an accurate automatic profile mapping of the position of the person and immediately identifies the high pressure zones. This allows needed adjustments to be made to meet the required standards of care and comfort. Adjustments are also programmable for customized patient care and may be recorded for administrative use at later dates.

Our Bend Sensor(R) Technology allows the medical bed to read all information by measuring minute changes in surface deflection. These measurements are correlated and calibrated with intra-compartmental air pressure changes to determine variances in surface pressure where the patient's body is in contact with the mattress. Competitors' products use random adjustments and blindly move pressure zones. Management believes this application of our technology is sufficiently unique to provide a major source of revenue.

On September 28, 2005, Flexpoint Sensor Systems, Inc. entered into a manufacturing agreement with R&D Products, LLC, a Utah limited liability company, doing business in Midvale, Utah. For the purpose of this contract, management considers R&D Products to be a related party because a controlling member of R&D products, LLC is also a non-controlling interest shareholder of Flexpoint Sensor. R&D Products has developed a mattress with multiple air chambers that use Bend Sensors(R) and we agreed to manufacture the Bend Sensors(R) for the mattresses. The initial term of the agreement is for a period of five years and the term will renew automatically for one or more successive one-year terms, unless either party provides written notice of non-renewal. The unit prices will be adjusted on an annual basis to reflect industry standard price changes. The initial order was for 30,000 Bend Sensors(R) to be used to begin manufacture of 1,000 mattresses. The realization of the manufacturing and sales of the Bend Sensors(R) is dependent upon R&D Products selling either their bed directly to customers or licensing their technology to a third party. There are no guarantees the R&D Products will complete sales in such quantities to meet the demands of this contract.

R&D Products will deliver purchase orders for the Bend Sensors(R) to us and may inspect the production of the Bend Sensors(R). In addition, both parties have agreed to maintain the confidentiality of proprietary information obtained from each other. The agreement may be terminated by either party for breach of the agreement by the other party or dissolution of the other entity. The rights under the agreement cannot be assigned without prior written consent from the other party.

In December 2005 R&D Products reached a manufacturing agreement with Powin Corporation to mass produce the medical "SmartBed." Powin Corportion dedicated an 80,000 square foot manufacturing facility to manufacture the SmartBed. The SmartBed is a pressure neutralizing bed using our Bend Sensor(R) Technology to precisely identify areas of the body where high pressure skin contact is most vulnerable and redistributing pressure when and where needed. Our Bend Sensor(R) Technology allows the SmartBed to read all information by measuring minute change in surface deflection. These measurements are correlated and calibrated with intra-compartmental air pressure changes to calculate variances in surface pressure where the patient's body is in contact with the mattress.

Our production of the medical bed has been delayed as a result of waiting for a final design and configuration of the medical bed from R&D Products. Flexpoint is prepared to produce the sensors under the terms of the agreement as soon as R&D Products determines the final design and configuration of the bed.

     Air Bag Applications

Automakers and regulators agree that smart air bag systems are the solution to the rising concerns over the deaths of children and small adults by air bags. Smart air bag systems are those that can detect not only the presence of a seat occupant, but also the size and positioning of the seat occupant. This data is used to tailor the speed and force of the air bag deployment to the seat occupancy conditions at the time of impact. Reliable analog seat sensors such as our Bend Sensor(R) technology are a key component of a smart air bag system.

We have developed an Occupant Classification System that uses a series of sensors in an automobile seat to sense whether an object on a seat is a human being and whether it is a child or an adult. By automatically sensing and correctly categorizing a car's passengers, our sensors can distinguish between an object, an infant car seat, a child or an adult passenger. This classification system is capable of deactivating an air bag when a person under 60 pounds or a car seat is in the seat. This allows the air bag to deploy in a fashion so as to improve the safety of the passenger.
Management's informal survey of this market has found that the market opportunity for these applications is substantial considering an annual market of 19,000,000 vehicles in North America and 50,000,000 worldwide. We are in discussions with a Tier 1 supplier for implementation of this device. We will continue to work with this Tier 1 supplier to make sure that we meet all requirements set forth by the government for the device.

The Passenger Presence Detection system is used to detect if there is any object in the front passenger seat. This device could be used widely in the European market because there are specific requirements for this type of device in Europe. We are currently working with three Tier 1 suppliers on this application. This device could also be used as a seat belt reminder with a potential market of 17,000,000 vehicles per year.

We have developed a crash sensor, which is a series of sensors mounted in strategic places on the side and door panels to detect an impact, as well as the speed, direction and force of the impact. This allows an onboard computer to deploy side air bags where needed.

     Flow Control Applications

Our flexible sensor has proven to be an extremely robust and durable flow control switch. The Bend Sensor(R) product allows for the measurement of liquid and air flow, and has been tested to over 35 million cycles without failure. When the Bend Sensor(R) device is placed in a flow stream, it can measure if flow is occurring, or it can measure the amount of flow that is occurring. The fact that our design incorporates a single layer design allows for it to operate in many harsh environments. While other technologies are affected by dirt, dust, and liquids, the Bend Sensor(R) product is able to operate under these conditions. We are currently working with a number of customers on various flow type applications.

      Humidity Sensor

We have developed a new version of our patented Bend Sensor(R) technology. This sensor has proven to function as a very accurate and low cost humidity sensor. Environmental chamber testing has been performed from 0% relative humidity to 100% relative humidity at a wide range of temperatures.
Throughout all of the environmental conditions that the sensors have been exposed to, they have continued to correlate very accurately to humidity levels. The resistance value of the Bend Sensor(R) changes in direct response to changes in humidity. We expect to begin marketing this new product upon completion of qualification testing.

     Other Applications

Management believes the potential market for our technology includes using the technology to replace or upgrade devices used in industrial control systems, medical equipment and instrumentation, computer peripherals, automotive transmission equipment, commercial vending equipment and other devices. We have developed, or are developing:

..   a vibration sensor,
..   a steering wheel position device that communicates to an automobile onboard computer the amount of rotation of the steering wheel to assist the computer in stabilizing control over the vehicle, and
..   sensing devices for medical equipment.

We intend to further identify applications of our technology in numerous fields and industries. A core sales strategy is to seek applications of our technology for products used by customers that emphasize functionality, reliability, quality, and user convenience.

BUSINESS STRATEGY

Management believes that our future success will depend upon our ability to coordinate our product design, manufacturing, distribution and service strategies in a long-term business model. One sales strategy is to offer a line of standard sensor products with corresponding hardware and software to facilitate ease of implementation of our technology into a customer's system. The standard product line is expected to be sold directly to the customer and through manufacturer's representatives and distributors. We will seek to expand our product offering to include substantially complete value-added assemblies. We will also continue to consider licensing or partnership arrangements. We anticipate selling primarily to original equipment manufacturers initially in the United States and eventually worldwide. For the international customers, we plan to contract, sell and distribute our products through various manufacturer representatives and distributors.

Since our intended customers are typically technology companies, the design phase of the sales cycle is extremely important. We anticipate that the original equipment manufacturers will typically approach us with a conceptual product and request that we produce a prototype. The prototype will then be tested in the environment in which the ultimate product will be placed.
During this process, customer contact with our application engineers and internal sales support individuals will be critical for a successful design to result.

In the long term, we will attempt to add value by expanding our sensor product line through licensing, strategic agreements, and/or acquisition of other entities. It is anticipated that such diversification of sensor products will enhance our ability to offer sensor "system" solutions to our customer. Eventually, by adding circuit boards, enclosures, etc., management expects to move toward a more extensive product line. These product lines, when combined, could create a much larger value added profit margin. There is, however, no assurance that such profit margins will be achieved.

MARKETING AND SALES

We intend to market our products primarily to original equipment manufacturers ("OEM's"), either directly or through Tier 1 suppliers. Our primary marketing objectives are to generate demand for our products, enhance name recognition and support OEM's. We believe that the successful use of our products by OEM's will create additional demand for a higher quantity of existing products. We also anticipate that the success of our existing products will allow us to successfully introduce new products to the market.

We intend to support OEM's through our network of sales representatives and our in-house sales force. We have one in-house sales representative and intend to develop sales representative networks in the Midwest where the major industrial controls manufacturers are located. We will also seek to generate interests and explore additional applications to our technology through attendance and participation at trade shows and publicity in trade magazines.

We believe that our relationship with OEM's will be an important part of our overall sales strategy. We believe that the OEM's will initiate purchase orders for our products. In the early stage of this strategy, we likely will be dependent on a few OEM's and if we lose their business it will have a significant adverse effect on our results of operations until alternative distribution channels can be established. We may consider contractual commitments to OEM's in exchange for fees and royalties. In addition, because we do not sell directly to end users, we are dependent, in part, on the OEM's for information about retail product sales. Accordingly, any rapid cessation of purchases or a switch to other companies' products by end users may not be immediately evident to us, and could result in increased product returns.

We intend to develop a field sales force including direct marketing employees in strategic areas and manufacturer's representatives nationwide to generate OEM customers. As our market grows in the United States, we anticipate expanding our distribution network throughout the world. There can be no assurance that we will be successful in developing such a sales force or in expanding our distribution network.

License and supply arrangements, such as those discussed above, create certain risks for us, including:
..    Reliance for sales of products on other parties, and, therefore, reliance on the other parties' marketing ability, marketing plans and credit-worthiness;
..    If our products are marketed under other parties' labels, goodwill associated with use of the products may inure to the benefit of the other parties rather than Flexpoint Sensor and its subsidiaries;
..    We may have only limited protection from changes in manufacturing costs and raw materials costs; and
..    If we are reliant on other parties for all or substantially all of our sales, we may be limited in our ability to negotiate with such other parties upon any renewals of their agreements.

MANUFACTURING AND DISTRIBUTION

Automobile manufacturers and Tier 1 suppliers require all manufactured parts to be used in their automobiles to be manufactured in ISO/TS-16949 certified facilities. IS0/TS-16949 is a Quality Management System that contains the particular requirements for the application of ISO 9001:2000 for automotive production and relevant service part organization. TS-16949 is based on ISO requirements 9001:2000 , but it contains additional requirements that are particular to the automotive industry. These additions are considered automotive "interpretations" by the ISO community of accreditation bodies and registrars. TS-16949 is a common supplier quality standard for DaimlerChyrsler Corporation, Ford Motor Company and General Motors Corporation. TS-16949 applies to suppliers of production materials, production and service parts, heat treating, painting and plating and other finishing services. It does not, therefore, apply to all suppliers of the big three automotive companies.

TS-16949 certification is necessary to assure potential customers that we have the ability and resources to meet the quantities demanded in a purchase agreement and that we are able to uphold the quality standards required for consideration as an automotive supplier. We are in the process of qualifying our own manufacturing facility for TS-16949, but we determined that it was necessary that we had the required manufacturing capabilities now. As a result, in February 2005 we entered into a Cooperative Agreement with The Bergquist Company, a Minnesota corporation that is a qualified automotive manufacturer. The agreement provides that the companies will cooperate with one another to produce Bend Sensor(R)technology applications for the automotive industry. This cooperative agreement provides us with the means to deliver a finished product to market.

Under the terms of the Bergquist agreement neither company will grant licenses to the other for their own intellectual property, nor is either company obligated to rely on the other for production or technology. Flexpoint Sensor may produce any production contract or may give Bergquist a reasonable opportunity to provide a bid for the production contract. Bergquist may offer Flexpoint a reasonable opportunity to provide a bid for technology for one of its production contracts. The cooperative agreement has a two year term, but may be extended for a successive one year period at Flexpoint Sensor's option.


COMPETITION

The sensor business is highly competitive and competition is expected to continue to increase. We will compete directly with firms that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial research and development and marketing organizations, established distribution channels and are better situated in the market. We do not have an established customer base and are likely to encounter a high degree of competition in developing a customer base.

To management's knowledge, technology similar to our technology is currently in production by other competitors. Management believes that our products will be sufficiently distinguishable from the existing products so that it will not compete directly with existing sensor products. Certain force transducer sensors and fiber optic sensors are comparable to our Bend Sensors(R) technology; however, management believes that the force transducer sensor is not as reliable as our Bend Sensor(R) technology and that the fiber optic sensors are not as cost effective as our Bend Sensor(R) technology. As this new area grows, additional manufacturers may attempt to introduce similar products and competition could intensify.

In the medical electronics field, our competitors are the numerous potentiometer manufacturers. In the auto seat field our competitors are the numerous capacitive, piezo, infrared, fsr and ultrasonic sensor manufacturers. Such competitors may use their economic strength and relationships to influence the market to continue to buy their existing products. One or more of these competitors could use their resources to improve their current products or develop new products that may compete more effectively with our products. New competitors may emerge and may develop products and capabilities which compete directly with our products. No assurance can be given that we will be successful in competing in this industry.

We intend to compete by offering products that have enhanced features, ease of use, compatibility, reliability, comparable price, quality and support. Management also believes our intellectual property provides an advantage over our competitors. Although management believes that our products will be well received in our markets because of innovative features, performance characteristics and cost-effective pricing, there can be no assurance that comparable or superior products incorporating more advanced technology or other features or having better price or performance characteristics will not be introduced by competitors.

PATENTS AND INTELLECTUAL PROPERTY

We regard certain of our designs as proprietary and attempt to protect them with patents and by restricting disclosure of the designs as trade secrets.
We have nine issued patents for our Bend Sensor(R) technology and have filed five additional patent applications, and are in the process of preparing two additional patents for new types of sensors using our technology. Sensitron owns seven United States patents and two foreign patents related to the Bend Sensor(R) technology. Patents do expire and it will be necessary for us to file patents for each application we develop so that it is protected from competition. The earliest patent will expire in October 2009; however, we have improved these technologies and expect to file new patents based on the enhancements. We must file patents on any technology for which we develop enhancements which contain material improvements to the original technology. We are aware of three potentially conflicting patents which we believe will not affect our current or planned use of our technology.

There can be no assurance that the protection provided by patents and patent applications, if issued, will be broad enough to prevent competitors from introducing similar products or that such patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend us from infringement suits, are expensive and could divert resources from other planned uses. For example, we determined that it was necessary to file a patent encroachment action in January 2006 (See "Legal Proceedings," below).

Patent applications filed in foreign countries and patents in those countries are subject to laws and procedures that differ from those in the United States. Patent protection in foreign countries may be different from patent protection under United States laws and may not be as favorable to us. We also attempt to protect our proprietary information through the use of confidentiality agreements and by limiting access to our facilities. There can be no assurance that our program of patents, confidentiality agreements and restricted access to our facilities will be sufficient to protect our proprietary technology.

Management believes that because of the rapid pace of technological change in our markets, legal protection of our proprietary information is less significant to our competitive position than factors such as continuing product innovation in response to evolving industry standards, technical and cost-effective manufacturing expertise, effective product marketing strategies and customer service. Without legal protection; however, it may be possible for third parties to commercially exploit the proprietary aspects of our products.

RESEARCH AND DEVELOPMENT

Although we hold the patent to the basic Bend Sensor(R) technology, as well as other applications, there will be other competitors working to develop competing technologies. To stay on the forefront of the technology, and to serve the needs of the customer, we will need to aggressively pursue improvements to existing systems and develop new systems as well. For the year ended December 31, 2005 we spent $479,415 on research and development related to development engineering for the medical bed technology, new product development resulting in new patents and testing of products for marketable applications.

Also, we believe that the coatings for the Bend Sensor(R) products are difficult to duplicate. We must develop new coatings to fit emerging customer needs and to stay ahead of the competition. There can be no assurance that we will be successful in developing new coatings. While we expect that future research and development efforts, if any, will lead to the filing of additional patent applications, there can be no assurance that any additional patent filings will be forthcoming.

GOVERNMENTAL REGULATION

During the past several years, the automotive industry has been subject to increased government safety regulation. Among other things, regulations from the National Highway Transportation and Safety Administration required automakers to incorporate advanced air bag technology into vehicles beginning in 2005 with the phase in to be completed by 2008. These proposals call for upgraded air bag system performance tests for passenger cars and light trucks. The new testing requirements are intended to improve the safety of infants, children and out-of-position adults, and maximize the protection of properly seated adults. The National Highway Transportation and Safety Administration tests are similar to conditions that we have already been using to test our Seat Mat System and we believe that our Seat Mat System will meet the standards as proposed.

EMPLOYEES

As of the date of this filing we have 11 full time employees and employ two sub-contractors. Our employees are not presently covered by any collective bargaining agreement. We have not experienced any work stoppages and believe that our relations with our employees are good.

REPORTS TO SECURITY HOLDERS

We are required to comply with the reporting requirements of Section 12(g) of the Exchange Act and must file annual, quarterly and other periodic reports with the SEC, as well as proxy and information statements. The public may read and copy any materials we file with the SEC, including copies of this registration statement at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. We are an electronic filer and copies of our periodic reports and other information filed with the SEC should be available through the Internet by using the SEC's EDGAR database which may be found at http://www.sec.gov. We also have an Internet web site at www.flexpoint.com.


                             PROPERTY

On September 13, 2004, Flexpoint Sensor finalized the lease agreement with F.G.B.P., L.L.C. for a five-year lease of approximately 11,639 square feet of office and manufacturing space. The lease commenced on October 1, 2004 and terminates on September 30, 2009. This facility has executive offices and space for research and development, manufacturing and fulfillment. The average monthly payments over the term of the lease are $8,718, including common area maintenance and a 2% annual increase. Management is working toward qualifying this manufacturing facility for TS-16949 certification. The building is located in a business park in Draper, Utah consisting primarily of high tech manufacturing firms and it is located adjacent to Utah's main interstate.

                        LEGAL PROCEEDINGS

On January 20, 2006, Sensitron, Inc. filed a complaint in the United States District Court for the District of Utah, Central Division, against Michael W. Wallace, d/b/a Pure Imagination, seeking patent rights for a patent and patent application that Mr. Wallace filed with the United State Trademark and Patent Office. Mr. Wallace assisted Sensitron with the development of certain software to be used in combination with our Bend Sensor(R) technology related to the SEAT MAT(TM) system. Mr. Wallace failed to deliver the source code to Sensitron and failed to list our employees and previous employees as co-inventors on the patent he obtained and for his pending application for a patent. Sensitron is seeking a copy of the source code and ownership of the patent and/or correction of the patent and patent application to add the appropriate co-inventors. Sensitron is also seeking unspecified damages along with its costs and attorneys' fees.

On July 3, 2001, Flexpoint Sensor Systems, Inc. filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the District of Utah, File No. 01-29577JAB. On February 24, 2004 the bankruptcy court confirmed our Plan of Reorganization. In our bankruptcy proceeding we objected to the $1,700,000 claim made by Delco Electronics, Inc. ("Delphi"). We believe that Delphi is precluded by the terms of the agreement from any financial recovery due to its breach of the sponsorship agreement. Other potential claims are breach of contract, breach of fiduciary duties owed to Flexpoint, Inc. pursuant to the contract, and intentional and negligent interference with Flexpoint, Inc.'s contractual and business relationship with General Motors. We are currently attempting to negotiate a settlement to this controversy.

               MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

We are a development stage company engaged principally in designing, engineering and manufacturing Bend Sensor(R) technology and equipment. On March 5, 2004 we emerged from Chapter 11 bankruptcy and, as a result, Flexpoint Sensor is considered a new entity for financial reporting purposes with an inception date of February 24, 2004. Our planned operations have not commenced and our activities primarily include acquiring equipment and technology, organizing activities, obtaining financing and seeking manufacturing contracts.

During 2005 we concentrated our development efforts with customers and signed a contract to produce Bend Sensors(R) for a bed application. However, our production of the sensors for the medical bed has been delayed as a result of waiting for a final design and configuration of the medical bed from R&D Products. We are prepared to produce the sensors under the terms of the agreement as soon as R&D Products determines the final design and configuration of the bed.

Also during 2005, we filed applications for several patents on products that we developed and development and research on products for several automotive customers was approved to be advanced to the next stage of testing in 2005. Negotiations for potential automotive applications using our Bend Sensor(R) technology are in process, but we have not yet entered into a major contract for the sale of our automotive products. We are also continuing to develop new products that we may sell or license to an industrial control company.

During the second quarter of 2006 we have focused our efforts on third party testing of our technology as required in our protocol for Stage II development of our technology. In June 2006 we announced our Pedestrian Impact Detection System was tested by MGA Research and this research confirmed results of our internal testing. This system is placed in the vehicles' front bumper to detect crash impact. Within milliseconds of contact, the system can differentiate between a human leg and an inanimate object and trigger a safety response in accordance with the manufacturer's specifications.

We also announced that we had entered into a cooperative testing agreement with Faurecia Automotive ("Faurecia") in June 2006. Faurecia is the second largest automotive supplier in Europe and supplies components to large automotive manufacturers, such as BMW, Toyota, Ford, Daimler-Chrysler and others. This agreement will allow both companies to use their resources, knowledge and capabilities to develop a working prototype of the Pedestrian Impact Detection System and other applications.

Finalizing a major contract with a customer remains our greatest challenge.
We must continue to obtain funding to operate and expand our operations so that we can deliver our products to the market. Management believes that even though we are making positive strides forward with our business plan, it is likely that significant progress may not occur for the next four to six months. Accordingly, we cannot guarantee that we will realize significant revenues or that we will become profitable within the next twelve months.

LIQUIDITY AND CAPITAL RESOURCES

Our revenues are not to a level to support our operations. Net cash used by operating activities was $800,238 for the six month period ended June 30, 2006 ("2006 six month period") compared to $699,346 for the six month period ended June 30, 2005 ("2005 six month period"). Net cash used by operating activities was $1,473,763 for the year ended December 31, 2005 ("2005") compared to net cash used for by operating activities of $535,404 for the period from February 24, 2004, our emergence from bankruptcy, through December 31, 2004 (the "2004 interim period")

Our revenue for the past two years was primarily from design, contract and
testing services.   During the 2004 interim period we relied on a line of
credit for cash. During the 2005 and the 2006 six month periods we relied primarily on proceeds from a private placement completed in March 2005.

During the 2004 interim period we entered into a $1.5 million convertible line of credit executed as part of our bankruptcy reorganization plan from Broad Investment Partners to fund our operations after bankruptcy. During March 2004, we drew $1,443,334 from this line of credit, which resulted in a discount to the note of $56,666. Of the amount drawn from the line of credit, we assumed debt of $698,000 to acquire the assets of Flexpoint Holdings, LLC (discussed below), and $102,000 was used to repay a short-term advance from Flexpoint Holdings, LLC. We borrowed $583,334 from the credit line for operations and $60,000 was borrowed from the credit line to settle certain secured and priority claims of the reorganization plan.

Pursuant to the terms of the convertible line of credit, we initially placed 3,000,000 free trading shares in an escrow account for conversion of the credit line. In March and May 2004 the $1,500,000 amount drawn from the line of credit was converted into common stock at a rate of $0.50 per share. This conversion resulted in the issuance of 3,000,000 shares of common stock to Broad Investment Partners and its assignees.

Since March 2005 we relied on proceeds from a private placement, which is described in more detail in "Selling Stockholders - Transactions Related to Selling Stockholders", below. Management believes that our current cash burn rate is $150,000 per month and that the remaining proceeds from the private placement will fund our operations for at least the next six months. We realized net proceeds of $3,907,207 from our private placement. Except for a "call" provision, the warrant holders have total discretion as to when or if the warrants are exercised.

Another source of cash for the 2006 six month period was from the exercise of warrants. On June 27, 2006, Summit Resource Group exercised warrants to purchase 300,000 common shares at an exercise price of $0.70 per share and we received $210,000 gross proceeds from the exercise of these warrants. We issued these warrants to Summit Resource Group on March 3, 2004, as part of a consulting agreement with that company to provide investor relations services.


We also may receive additional funds in the future from warrants issued in the private placement. If all 2,976,335 of the warrants issued in the private placement are exercised, then we may realize an additional $8,929,005, based on an exercise price of $3.00 per warrant. Except for a "call" provision, the warrant holders of the private placement have total discretion as to when or if the warrants are exercised. If the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005 and during the exercise term of the warrant, then we have the right to call the warrant in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or the warrant is forfeited. We cannot guarantee that the price of our common stock will reach $4.00 and, in that case, the warrant holders will determine when and if the warrants are exercised.

In addition to the warrants issued in the private placement, we have outstanding warrants to purchase an aggregate of 380,000 shares and may receive an additional $340,000 if those warrants are exercised. Again, the warrant holders have total discretion as to if the warrants are exercised.


We will require additional financing to fund our long-term cash needs and we may be required to rely on debt financing, loans from related parties, and private placements of our common stock for additional funding. However, we cannot assure you that we will be able to obtain financing, or that sources of financing, if any, will continue to be available, and if available, that they will be on terms favorable to us.

As we enter into new technology agreements in the future, we must ensure that those agreements provide adequate funding for any pre-production research and development and manufacturing costs. If we are successful in establishing agreements with adequate initial funding, management believes that our operations for the long term will be funded by revenues, licensing fees and royalties related to these agreements. However, we have formalized only a few additional agreements during the past year and there can be no assurance that agreements will come to fruition in the future or that a desired technological application can be brought to market.

ASSET PURCHASE

On March 31, 2004, Flexpoint Sensor entered into an asset purchase agreement with Flexpoint Holdings, LLC, a company owned in part and controlled by a less than 5% shareholder of Flexpoint Sensor. The owners and manager of Flexpoint Holdings, LLC were not officers, directors or employees of Flexpoint Sensor, nor did they hold any controlling relationship in Flexpoint Sensor or retain a substantial indirect interest in the assets sold as a result of stock ownership in Flexpoint Sensor. The agreement provided that Flexpoint Sensor acquire substantially all of Flexpoint Holding's equipment and proprietary technology. The equipment consisted of manufacturing equipment to produce our Bend Sensor(R) products and the technology consisted of the software
algorithms that interpret data provided by the sensor technology.   Flexpoint
Holdings was a Utah limited liability company formed to acquire and hold the assets that one of our creditors caused to be seized during 2001 and sold at public auction during 2002.

To acquire the equipment and technology from Flexpoint Holdings, we paid $265,000 in cash, we issued 1,600,000 shares of our restricted common stock valued at $1,931,309, or $1.21 per share, and we assumed a convertible note payable of $698,000. The equipment and technology had an appraised fair value of $4,302,643. The cost allocated to the property and equipment was $1,248,732 and to the proprietary technology was $1,645,577.

COMMITMENTS AND CONTINGENCIES

Our principal commitments consist of total current liabilities of $42,734 at June 30, 2006, and our operating lease. The operating lease has average monthly payments of $8,718, including common area maintenance and a 2% annual increase. The total future minimum payments under this lease as of December 31, 2005 were $395,889.

Our total current liabilities include accounts payable of $4,202 related to normal operating expenses, including health insurance, utilities, production supplies and travel expense; also expenses for professional fees regarding audit fees and legal fees related to the defense of patent rights. Accrued liabilities at June 30, 2006, were $38,532 and were related to payroll tax liabilities, accrued audit and tax expenses, accrued lease expense and accrued Paid Time Off, a combination vacation-sick leave policy.

In January 2006 we initiated a legal action for patent encroachment (See "Legal Proceedings", above) and we anticipated that this legal action would result in legal costs of approximately $100,000; however, the cost of this action has been higher than anticipated and we now estimate that this legal action will result in legal costs of approximately $200,000. Management believes it is critical to protect our patents and will divert a portion of our financial resources to continue this legal matter.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates of particular significance in our financial statements include goodwill and the annual tests for impairment of goodwill and valuing stock option compensation.


We annually test goodwill for impairment or when a triggering event occurs. Impairment is indicated if undiscounted cash flows are less then the carrying value of the assets. The amount of impairment is measured using a discounted-cash-flows model considering future revenues, operating costs and risk-adjusted discount rate and other factors. We performed a goodwill impairment test during 2005 and concluded there was no impairment of goodwill.

We account for stock options under Statement of Financial Accounting
Standards No. 123(R), effective January 1, 2006. Statement 123(R) requires that recognition of the cost of employee services received in exchange for stock options and awards of equity instruments be based on the grant-date fair value of such options and awards, over the period they vest. The fair value of the options we have granted is estimated at the date of grant using the Black-Scholes American option-pricing model. Option pricing models require the input of highly sensitive assumptions, including expected stock volatility. Also, our stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and that the resulting option values are reasonable. During 2006, we recognized $529,953 of stock-based compensation expense for our stock options.

RESULTS OF OPERATIONS

For the Six Month Periods Ended June 30, 2006.

The following discussions are based on the consolidated operations of Flexpoint Sensor and its subsidiary, Sensitron, and should be read in conjunction with our unaudited financial statements for the six month periods ended June 30, 2006 and 2005. These financial statements are included in this prospectus, starting on page 36.

                   SUMMARY OF OPERATING RESULTS

                                           Six month period ended
                                         June 30, 2006   June 30, 2005
                                         --------------  -------------

Revenue                                  $       53,526  $     18,365

Total operating costs and expenses           (1,529,438)     (800,696)

Net other income                                 24,422        18,757

Net loss                                 $   (1,451,490) $   (763,574)

Basic and diluted loss per share         $        (0.06) $      (0.03)


Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license technology to others is deferred until all conditions under the contract are met and then the sale is recognized as licensing royalty revenue over the remaining term of the contract. Revenue from the sale of a product is recorded at the time of shipment to the customer.

Our revenue for the 2006 and 2005 comparable periods was from design, contract and testing services. The increase in revenue for the three month period ended June 30, 2006 (the "2006 second quarter") and for the 2006 six month period compared to the 2005 comparable periods was the result of increases in revenue from design engineering work. Management does not anticipate that revenues will increase until we finalize a major contract.

Total operating costs and expenses increased for the 2006 six month and second quarter compared to the 2005 six month and second quarter primarily as a result of increases in administrative and marketing expenses and research and development expense. Administrative and marketing expenses increased in the 2006 periods due to litigation fees and compensation expense recognized for share-based option compensation according to SFAS No. 123(R), discussed above. In addition, research and development expense increased in the 2006 periods as we moved forward with the Stage II development of our technology. Due to a change in account methodology we directly expensed research and development costs in the 2006 periods, rather than including them in cost of revenue.

Total other income for the 2006 and 2005 periods was primarily the result of interest income related to interest on the proceeds of the private placement offering which were deposited in a savings account. Interest expense for the 2005 comparable periods was primarily the result of interest expense related to loans.

Due to minimal revenues and increased operating costs and expenses, we recorded a net loss for both the 2006 and 2005 periods. Management expects losses to continue in the short term.

              SUMMARY OF BALANCE SHEET INFORMATION

The chart below presents a summary of our balance sheets at June 30, 2006, and December 31, 2005.

                                        June 30, 2006    December 31, 2005
                                        --------------   -----------------

Cash and cash equivalents               $   1,371,987    $    1,964,487

Total current assets                        1,401,593         1,999,148

Total assets                                9,550,284        10,304,149

Total current liabilities                      42,734            85,062

Deficit accumulated during                 (7,732,236)       (6,280,746)
the development stage

Total stockholders equity                $  9,507,550    $   10,219,087

Cash and cash equivalents decreased 30.1% at June 30, 2006, compared to December 31, 2005 because we had minimal revenue in the 2006 six month period to provide cash. Until our revenue increases, our cash will continue to decrease.

Our non-current assets decreased at June 30, 2006, due to adjustments for depreciation and amortization. These assets include property and equipment valued at $1,158,577, patents and proprietary technology of $1,627,200, goodwill of $5,356,414, and long-term deposits of $6,500.

Total current liabilities decreased at June 30, 2006, primarily as a result of decreases in accounts payable and accrued liabilities.


For the Year Ended December 31, 2005 and the Interim Period Ended December 31, 2004.

The following discussions are based on the consolidated operations of Flexpoint Sensor and its subsidiaries and should be read in conjunction with our audited financial statements the year ended December 31, 2005 and for the 2004 interim period from emergence from bankruptcy on February 24, 2004 through December 31, 2004. These financial statements are included in this prospectus, starting on page 44.

                   SUMMARY OF OPERATING RESULTS

                                                           Period from
                                                           Feb. 24, 2004
                                            Year ended     through
                                            Dec. 31, 2005  Dec. 31, 2004
                                          ---------------  ---------------
Revenue                                   $        12,595  $      345,433

Total costs and expenses                       (1,834,816)     (3,362,604)

Net other income (expense)                         52,201      (1,493,555)

Net profit (loss)                              (1,770,020)     (4,510,726)

Basic and diluted loss per share          $         (0.08) $        (0.24)

Revenue from the sale of a product is recorded at the time of shipment to the customer. Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license technology to others is deferred until all conditions under the contract are met and then the sale is recognized as licensing royalty revenue over the remaining term of the contract.

For the 2005 year and the 2004 interim period our revenue was primarily from licensing fees and royalties, and engineering services. Licensing revenue of $225,000 recorded in the fourth quarter of 2004 resulted from the early cancellation of a licensing agreement, which accelerated recognition of the revenues previously deferred to be recognized evenly over the six-year term of the license agreement. In October 2004 we cancelled the licensing agreement with a customer and paid the customer $100,000 of the prepayment we had previously received from the customer. The balance of $225,000 of deferred revenues that was being amortized over the six-year term was included as revenue in the 2004 fourth quarter.

Total costs and expense decreased for the 2005 year compared to the 2004 interim period primarily as a result of decreases in general and administrative and marketing expenses. The 2004 interim period general and administrative and marketing expense included $1,776,000 related to settlement of claims by the issuance of 1,200,000 shares of restricted common stock to Mr. Sindt, an officer and director of the company. In addition $846,008 of these expenses for the 2004 interim period related to the issuance of 100,000 common shares and the vesting of warrants to purchase 650,000 shares granted to Summit Resource Group in March 2004 in consideration for public and investor relations consulting services.

Cost of revenue for 2005 decreased to $7,692 compared to $86,605 for the 2004 year because development engineering labor was allocated to cost of goods in 2004, but was expensed as research and development in 2005.

Total other income of $52,201 for the 2005 year was primarily the result of interest income of $59,544 related to interest on the proceeds of the private placement offering which were deposited in a savings account. Total other expense for the 2004 interim period was primarily the result of $1,568,823 expense related to the interest on loans and a $1,500,000 beneficial conversion received by Broad Investment Partners related to the convertible debt. The principal balance of the $1,500,000 loan from Broad Investment Partners was convertible into common stock at $0.50 per share; however, the average market value at February 24, 2004 was $1.00. This resulted in Broad Investment Partners receiving a beneficial debt conversion option of $1,500,000 which was amortized and recognized as interest expense through March 31, 2004 when the note was converted into 3,000,000 shares.

a result of the above, we recorded a net loss for both the 2005 year and the 2004 interim period, however, our net loss decreased $2,740,706 from the 2004 interim period.

               SUMMARY BALANCE SHEET INFORMATION

The chart below presents a summary of our balance sheets at December 31, 2005 and 2004.
                                       December 31, 2005  December 31, 2004
                                       -----------------  -----------------

Cash and cash equivalents              $     1,964,487    $        54,358

Total current assets                         1,999,148             55,107

Total assets                                10,304,149          8,556,661

Total current liabilities                       85,062            547,806

Deficit accumulated during                  (6,280,746)        (4,510,726)
the development stage

Total stockholders equity              $    10,219,087    $     8,008,855

 Cash increased at December 31, 2005, compared to December 31, 2004, primarily as a result of the proceeds from our private placement. However, we had minimal revenues in the 2005 year and our cash is continuing to decrease. Our non-current assets increased slightly at December 31, 2005 and include property and equipment valued at $1,238,404, patents and proprietary technology of $1,703,683, goodwill of $5,356,414, and a deposit of $6,500.

 Total current liabilities decreased at December 31, 2005 primarily as a result of decreases in accounts payable resulting from our payment of $410,958 of unsecured notes payable outstanding from our bankruptcy

                            MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are listed below, with their respective ages, positions and biographical information. Our bylaws provide that the directors shall be divided into three classes. A class of directors shall be elected for a one-year term, a class of directors for a two-year term and a class of directors for a three-year term. In November 2005 our stockholders elected our current board of directors. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term. Our executive officers are chosen by our board of directors and serve at its discretion. There are no family relationships between or among any of our directors and executive officers.


Name                 Age  Position Held          Term of office
-----                ---- -------------          --------------
John A. Sindt         62  Chairman of the Board  Two year term from Nov. 2005
                          and Principal Finance
                          and Accounting Officer
Clark M. Mower        59  President, CEO and     One year term from Nov. 2005
                          Director
Ruland J. Gill, Jr    61  Director               Three year term from Nov.2005

B. Fred Atkinson, Jr. 57  Secretary/Treasurer
                          and Comptroller


John A. Sindt - Mr. Sindt has served as a director of the company since 1999 and served as President and Chief Executive Officer from 2001 to 2004. He served as Secretary/Treasurer from January 2005 through July 2005. In
November 2005 he was elected to serve a two year term as director.   Mr. Sindt
is also the Chairman of the Board of Sensitron, our subsidiary. He has been employed since 1965 as a Salt Lake County, Utah Constable and he currently heads that department. He has also served as President, Corporate Secretary and Director for the National Constables Association. He has owned and operated a successful chain of retail jewelry stores in Utah.

Clark M. Mower - Mr. Mower was appointed our President and CEO in January 2005. He was appointed as Director, President and CEO of Sensitron in February 2005. In November 2005 he was elected to serve a one year term as director. He formerly served as Senior Vice President - Mergers and Acquisitions - Merchant Energy Group for El Paso Energy Corporation (NYSE:
EP). From August 2002 through 2004 he was the managing member of Polaris Energy, LLC, a non-affiliated consulting company to energy related mergers and acquisition. From August 2002 to July 2004 he was a management committee member for Saguaro Power Company, a non-affiliated company operating a 100
megawatts power plant in Henderson, Nevada.   Prior to that he served as
President and Chief Executive Officer of Bonneville Pacific Corporation (a public company) for eight years until El Paso Corporation acquired Bonneville Pacific Corporation in October 1999. He is a director on the board of GeNOsys, Inc., a public reporting company.

Ruland J. Gill, Jr. - Mr. Gill is Vice President of Government Affairs and Senior Attorney for Questar Corporation (NYSE: STR), where he has worked since 1973. He was appointed as a Director of Sensitron in February 2005. In November 2005 he was elected to serve a three year term as director. In addition to his professional career, Mr. Gill has held several important positions including President of the Utah Petroleum Association, and Trustee of the Rocky Mountain Mineral Law Foundation.

B. Fred Atkinson, Jr. - Mr. Atkinson joined the company in June of 2005 as Comptroller and was appointed Secretary/Treasurer of the company on July 12, 2005. He has extensive experience in financial, accounting and operational management for general corporate, retail and ISO 9000 and FDA manufacturing entities. From 2004 through 2005, he was employed as Corporate Controller for Wasatch Product Development. From 2001 to 2003 he was Controller and Finance Manager for RP Sherrer West, Inc. And from 1998 to 2001 he was Controller and Chief Financial Officer for Sorensen Medical, Inc. He received a Masters of Business Administration in Finance from Concordia University.


                      EXECUTIVE COMPENSATION

 The following table shows the compensation paid to our named executive officers in all capacities during the past three fiscal years.

                    SUMMARY COMPENSATION TABLE

                          Annual Compensation    Long Term Compensation

                                            Securities        All
Name and              Fiscal                underlying        Other
Principal Position    Year    Salary        options/SARs (#)  Compensation
-------------------   ------  -----------   ----------------  ------------
Clark M. Mower        2005    $   150,557     300,000         $         0
President, CEO        2004              0           0                   0
                      2003              0           0                   0

John A. Sindt         2005    $   128,660     180,000         $         0
Sr. VP and Chairman   2004              0           0           1,776,000 (1)
(Former CEO)          2003              0           0                   0

B. Fred Atkinson, Jr. 2005    $    46,382     100,000         $         0
Sec./Treas. and       2004              0           0                   0
comptroller           2003              0           0                   0


      (1) Represents the value of 1,200,000 common shares.


              OPTION/SAR GRANTS IN LAST FISCAL YEAR

                        Individual Grants
                        -----------------

                                   Percent of
                  Number of        total
                  securities       options/SAR's
                  underlying       granted to       Exercise or
                  Options/SARs     employees in     base price    Expiration
Name              granted (#)      fiscal year      ($/sh)        date
-----             ---------------- ---------------  ------------  ----------
Clark M. Mower     300,000 (1)        25.2%         $  1.91       12/31/2015

John A. Sindt      180,000 (2)        15.1%            1.91       12/31/2015

B. Fred Atkinson,
 Jr.               100,000 (3)         8.4%            1.91        1/6/2015

(1) 100,000 shares vested December 31, 2005; and 100,000 shares vest on December 31, 2006; and 100,000 shares vest on December 31, 2007.
(2) 60,000 shares vest December 31, 2005; 60,000 vest December 31, 2006; and 60,000 vest December 31, 2007
(3)   30,000 shares vest June 1, 2006; 35,000 vest June 1, 2007; and 35,000 vest June 1, 2008.

We have not entered into employment contracts with our executive officers and their compensation, if any, will be determined at the discretion of our board of directors.

COMPENSATION OF DIRECTORS

 We do not have any standard arrangement for compensation of our directors for any services provided as a director, including services for committee participation or for special assignments. On August 25, 2005 our board of directors authorized the issuance of 18,350 shares of restricted common stock to Ruland J. Gill, Jr. in consideration for services rendered as a member of our board of directors. These shares were valued at $31,745.

                   CERTAIN RELATED TRANSACTIONS

The following information summarizes transactions we have either engaged in during the last two years, or propose to engage in, involving our executive officers, directors, more than 5% stockholders, or immediate family members of these persons.

In 2004, John A. Sindt, our Chairman of the Board and Secretary/Treasurer agreed to compromise his claims in bankruptcy by surrendering his right to receive:
..    Any options granted to him prior to bankruptcy;
..    Any possible minority ownership claim in any subsidiary of Flexpoint
     Sensor;
..    5,000,000 common shares for accrued wages through March 2001;
..    800,000 super-voting preferred shares that were authorized to be issued to him in April 2001; and
..    Accrued wages of $300,000 through December 31, 2003.

In February 2004, we emerged from bankruptcy without settling a claim for compensation by John A. Sindt for services rendered during the period we were in bankruptcy. At the date we emerged from bankruptcy, we acknowledged that the claim existed but were unable to determine the range of potential loss under the claim and did not record a liability at that date. Our board of directors determined the amount of the claim on November 24, 2004 and on that date we settled all amounts due under the claim and in payment of services received after we emerged from bankruptcy, by issuing 1,200,000 shares of our restricted common stock to Mr. Sindt. We valued the common stock issued at $1,776,000, or $1.48 per share, based upon the quoted market value of the common stock and recognized the value as a charge to operations for compensation during November 2004. These transactions between Flexpoint Sensor and our officer have been negotiated between related parties without "arms length" bargaining and, as a result, the terms of these transactions may be different than transactions negotiated between unrelated persons.

During the period from February 24, 2004 through December 31, 2004, we have relied on loans from First Equity Holdings Corp., a more than 10% shareholder, to fund our operations. During that period we borrowed $198,000 from First Equity Holdings at 12% interest. The initial terms of this note payable required payment of the principal and interest by December 31, 2004; however, the terms were amended to extend the due date to March 31, 2005. As of March 31, 2005, we had repaid the $198,000 note, plus interest, to First Equity Holdings Corp.

                      PRINCIPAL STOCKHOLDERS

The following table lists the beneficial ownership of our outstanding common stock by our management and each person or group known to us to own beneficially more than 5% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Based on these rules, two or more persons may be deemed to be the beneficial owners of the same securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 23,292,887 shares of common stock outstanding as of September 26, 2006, plus any shares which each of the following persons may acquire within 60 days by the exercise of rights, warrants and/or options.

                    CERTAIN BENEFICIAL OWNERS
                    -------------------------
Name and address of                                        Percentage
beneficial owners            Number of shares              of class
-------------------          ----------------              ----------

First Equity Holdings Corp.   6,042,144 (1)         25.9%
2157 S. Lincoln Street
Salt Lake City, Utah 84106

     (1) Includes  899,286 shares held by an officer of First Equity
         Holdings Corp.


                            MANAGEMENT
                          -------------

Name and address of                              Warrants/     Percentage
beneficial owners            Number of shares    Options (2)   of class
---------------------------  ----------------    -----------   ----------

John A. Sindt                  1,405,264 (3)       60,000        6.3%
106 West Business Park Drive
Draper, Utah 84020

Clark M. Mower                   555,000          250,000        3.4%
106 West Business Park Drive
Draper, Utah 84020

Ruland J. Gill, Jr.              235,017          216,667        1.9%
106 West Business Park Drive
Draper, Utah 84020

Fred Atkinson                          -           30,000      Less than 1%
106 West Business Park Drive
Draper, Utah 84020

Directors and officers         2,195,281          556,667       11.6%
as a group

     (2) Includes warrants and options that have vested or will vest in the next 60 days.
     (3) Represents 1,207,266 held by Mr. Sindt and he has investment power with respect to 197,998 shares.

                   DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001. The following description of our equity is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and the provisions of the Delaware General Corporation Law.

COMMON STOCK

As of September 26, 2006 we had 23,292,887 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote for each share on all matters voted on by the stockholders. Holders of common stock do not have cumulative voting rights, preemptive rights to purchase our common stock and there are no redemption or sinking fund provisions with respect to our common stock. Holders of common stock share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and amounts as may be owed to the preferred stockholders, if any. All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue 1,000,000 shares of preferred stock and none are outstanding as of the date of this prospectus. Our board of directors may by resolution, without further action by stockholders, issue from time to time, one or more series of preferred stock with designations, rights, preferences and limitations as the board of directors may determine. The rights, preferences and limitations of separate series of preferred stock may differ with respect to these matters among the series as may be determined by the board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Some issuances of preferred stock may give the effect of delaying or preventing changes in control that stockholders believe is in their interest.

SHARES ELIGIBLE FOR FUTURE SALE

We are registering 8,092,670 shares of common stock with 3,356,335 of those shares underlying warrants. Of the common shares being registered, 4,736,335 have been issued to the selling stockholders. Assuming the exercise of all of the warrants we would have 26,649,222 shares of common stock outstanding after the offering. Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market prices of our common stock.

                      SELLING STOCKHOLDERS

The following table identifies the selling stockholders under this prospectus and identifies their relationship to Flexpoint Sensor during the past three years. The table also lists the number of shares of common stock owned by each selling stockholder prior to the offering, the estimated number of shares to be offered for the selling stockholder's account and the estimated number of shares and percentage of outstanding shares to be owned by each selling stockholder after the completion of the offering. The information as to ownership prior to the offering is based upon our records as of September 26, 2006; however, the selling stockholders may have sold, transferred or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act since the date of our records.

Since the selling stockholders may sell all, a portion, or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that will be owned by each selling stockholder upon completion of the offering. Accordingly, the ownership amount and percentage after the offering assumes the sale of all of the registered shares by the selling stockholders, but as of the date of this prospectus these shares have not been sold and we cannot guarantee that any shares will be sold during this offering.

As used in this prospectus "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest

                               Securities                 Estimated securities
                               owned         Number of       owned after
Name and relationship          prior to      shares being        offering
with Flexpoint Sensor          offering (1)  registered (1)  Shares   Percent
----------------------         ------------- -------------- --------- --------

Alpine Capital Ventures, LLC        100,000       100,000       0         0
Accredited Investor

Alpine Securities Corporation       280,000       280,000       0         0
Placement agent

William P. Archer                    20,000        20,000       0         0
Accredited investor

Asia Orient Enterprises, Ltd     450,000       450,000   0         0
Accredited investor

BNL Family Partners, LTD             20,000        20,000       0         0
Accredited investor

Banyan Investment Company           640,000       640,000       0         0
Accredited investor

Byron B. Barkley                     30,000        30,000       0         0
Accredited investor

Eslie O. Barlow                      20,000        20,000       0         0
Accredited investor

Blackhawk Properties                140,000       140,000       0         0
Accredited investor

William S. Brugger                   20,000        20,000       0         0
Accredited investor

Butternut Partners, LLC             200,000       200,000       0         0
Accredited investor

C.F. Walker Family Trust             33,334        33,334       0         0
Accredited investor

Michael H. Chase                    174,000       174,000       0         0
Accredited investor

J. Paul Christensen                  46,036        40,000     6,036       *
Accredited investor

John Clayton                        899,286       600,000     299,286    1.3
Accredited investor

Mark Cowan                           53,334         53,334       0         0
Accredited investor

Stanley Cutler                       40,000         40,000       0         0
Accredited investor

Eurowest                             66,666         66,666       0         0
Accredited investor

Steven B. Evans                      20,000         20,000       0         0
Accredited investor

Gary B. Filler                       40,000         40,000       0         0
Accredited investor

Ruland J. Gill, Jr.              451,684        433,334   18,350      *
Accredited investor and
director

Barton Gleave                       266,668        266,668       0         0
Accredited investor

Gene Gronning                        20,000         20,000       0         0
Accredited investor

Kevin A. Howard                     340,000        340,000       0         0
Accredited investor

Investors Stock Daily, Inc.          30,000         30,000       0         0
Investor relation firm

W. Reed Jensen                   150,000        150,000   0         0
Investor

Jensen Living Trust                  80,000         80,000       0         0
Accredited investor

Clark L. Johnston                    40,000         40,000       0         0
Accredited investor

Will S. Jones                        20,000         20,000       0         0
Accredited investor

Key Investments                      40,000         40,000       0         0
Accredited investor

Liberty Capital, LLC                160,000        160,000       0         0
Accredited investor

Don Mayer                           130,000        130,000       0         0
Accredited investor

Robert L. McOmber                    20,000         20,000       0         0
Accredited investor

Gordon Milar                        133,334        133,334       0         0
Accredited investor

Richard Kim Miller                   52,000         52,000       0         0
Accredited investor

Shawn P. Miller                     100,000        100,000       0         0
Accredited investor

Clark M. Mower                 1,005,000        700,000  305,000    1.1
Director and officer

Darren Mower                         42,000         42,000       0         0
Accredited investor

David E. Nelson                      20,000         20,000       0         0
Accredited investor

Kelly Richard Nelson                 28,000         28,000       0         0
Accredited investor

Brian Peterson                   200,000        200,000   0         0
Accredited investor

Jeffrey Peterson                    100,000        100,000       0         0
Accredited investor

Jonathan Peterson                    84,000         84,000       0         0
Accredited investor

Mark Peterson                       100,000        100,000       0         0
Accredited investor

Nancy Peterson                      400,000        400,000       0         0
Accredited investor

Gregory D. Phillips                 100,000        100,000       0         0
Accredited investor

Andy Pierce                          40,000         40,000       0         0
Accredited investor

PTS Investment Company               60,000         60,000       0         0
Accredited investor

Scott R. Ryther                     100,000        100,000       0         0
Accredited investor

S.C.S., Inc.                         20,000         20,000       0         0
Accredited investor

Mark N. Schneider                    20,000         20,000       0         0
Accredited investor

John A. Sindt                  1,585,264        300,000  1,285,264  4.8
Director and former
officer

Summit Resource Group            350,000        350,000   0         0
Investor relations firm

Angela P. Torp                       26,000         26,000       0         0
Accredited investor

David Ure                           160,000        160,000       0         0
Accredited investor

Mike Vetere                          20,000         20,000       0         0
Accredited investor

Victor Investments                   20,000         20,000       0         0
Accredited investor

Whisper Investment Company          200,000        200,000       0         0
Accredited investor
                                  ----------     ---------  ---------   -----
        TOTAL                 10,006,606      8,092,670  1,913,936    7.2


   (1)  Includes underlying shares of warrants and options.
    *   Less than 1%


TRANSACTIONS RELATED TO THE SELLING STOCKHOLDERS

On March 3, 2004, we issued 100,000 restricted common shares and warrants to purchase 650,000 common shares to Summit Resource Group in consideration for investor relations consulting services. Warrants to purchase 150,000 shares at $0.70 vested at the execution of the agreement, warrants to purchase 150,000 shares at $0.70 per share vested on May 1, 2004, and warrants to purchase 350,000 shares at $0.80 per share vested on September 1, 2004. The warrants had a five year term from the date they are awarded and we granted registration rights to the 650,000 common shares underlying the warrants. Summit Resource Group exercised warrants to purchase 300,000 common shares on June 27, 2006. We are registering 350,000 shares related to this agreement.

In January of 2005 we initiated a private offering pursuant to Rule 506 of Regulation D and offered up to 3,150,000 units at $1.50 per unit. The maximum offering price of the private offering was $4,725,000. Each unit consisted of one share of common stock and one warrant to purchase one additional share of common stock. The warrants sold as part of the unit have an exercise price of $3.00 and have a two year exercise term beginning October 1, 2005. The warrants are also subject to a "call." If the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, then we have the right to call the warrants in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or the warrant is forfeited. Also, an investor may not exercise a warrant if the exercise of the warrant would cause the investor to own more than 4.99% of our then issued and outstanding common stock.

On March 31, 2005, we closed the private placement offering, selling an aggregate of 2,836,335 units to 54 accredited investors. As part of this offering, as a commission, we also issued 140,000 shares and 140,000 warrants exercisable at $3.00 to the placement agent, Alpine Securities Corporation. On July 20, 2005, our board of directors approved the registration of the shares issued in the private placement and the underlying shares of the warrants. We are registering 5,952,670 shares related to the private placement.

On July 21, 2005, the board of directors authorized the grant of warrants to purchase 30,000 shares of common stock to Investors Stock Daily, Inc. in consideration for investor relations services. The warrants have an exercise price of $2.00 and expire July 20, 2007. We granted registration rights for these warrants and are registering the 30,000 shares underlying the warrants.

We are also registering an additional 1,760,000 shares for certain investors, including 150,000 shares held by Asia Orient Enterprises, Ltd.; 600,000 shares held by John Clayton; 400,000 shares held by Clark M. Mower; 160,000 shares held by Brian Petersen; 150,000 shares held by W. Reed Jensen; and 300,000 shares held by John A. Sindt.

                      PLAN OF DISTRIBUTION

We have agreed to register these shares for the benefit of the selling stockholders, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders will have absolute discretion as to when and if the registered shares will be sold, and the manner and timing of sales of the shares. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise. In addition, the selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus. However, the selling stockholders may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter as of the date of this filing and there is no assurance that any agreement will be entered into. If a selling stockholder enters into an agreement or agreements, the relevant details will be disclosed in a post-effective amendment to this prospectus.

The shares may be sold by the selling stockholders either directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:

..   a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
..   purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
..   ordinary brokerage transactions and transactions in which the broker solicits purchasers;
..   privately negotiated transactions;
.. through the writing of options on the shares;
..   the selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus; and/or
..   the selling stockholders may also sell all or any portion of the shares in reliance upon Rule 144 or Regulation S.

The sale price to the public may be:
..   the market price prevailing at the time of sale;
..   a price related to the prevailing market price;
..   at negotiated prices; or
..   any other price as the selling stockholders determine from time to time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These broker-dealers may also receive compensation from the purchasers of shares for who the broker-dealers may act as agents or to whom they sell as a principal. This compensation might be in excess of customary commissions as to a particular broker-dealer. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.
 Underwriters must comply with time and volume restrictions on sales of stock under Rule 144 of the Securities Act of 1933. Rule 144 restricts sales by underwriters, brokers, dealers and affiliates of the registrant. Subject to Rule 144, any selling security holders who are deemed underwriters would be prevented from selling their shares for a period of one year after the shares were paid for and would not be able to sell more that 1% of the total outstanding shares during any ninety day period. These regulations could impact the ability of the shareholders to sell their shares.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under it, including, without limitation, Regulation M. Regulation M restricts certain activities of the selling stockholders and may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of a distribution. All of these limitations may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.

In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and as well as any other required information.

Some states securities laws may require the shares be sold only through registered or licensed brokers or dealers. In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.


                        OTHER INFORMATION

INTEREST OF NAMED EXPERTS AND COUNSEL

We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering.

     Experts
     -------

Our consolidated financial statements have been included in the registration statement on Form SB-2, of which this prospectus forms a part, in reliance on the reports of Hansen, Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Cindy Shy, P.C. has provided an opinion regarding the validity of the shares to be registered.

SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling Flexpoint Sensor, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ADDITIONAL INFORMATION

This prospectus does not contain all of the information in or attached as an exhibit to the registration statement. Investors should refer to the exhibits to the registration statement for the complete text. The registration statement and its exhibits may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's EDGAR database located at the SEC's web site at http://www.sec.gov. Other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580 of the SEC's office at 100 F Street NE, Washington, D.C. 20549. Additional updating information with respect to the securities covered by this prospectus may be provided to purchasers in the future by means of amendments to this prospectus.

In addition, the information incorporated by reference is available to you without charge upon your written or oral request. Flexpoint Sensor agrees to respond to your requests for the additional information within one business day of receipt of the request. Flexpoint Sensor will send the copies of the document by first class mail or other equally prompt means. You must address your request to:

                        Investor Relations
                  Flexpoint Sensor Systems, Inc.
                   106 West Business Park Drive
                        Draper, Utah 84020


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
              ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had a change in or disagreement with our independent accountant during the two most recent fiscal years.

                       FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements through June 30, 2006:
------------------------------------------------------------

Condensed Consolidated Balance Sheet (Unaudited) June 30, 2006..............36

Condensed Consolidated Statements of Operations (Unaudited)
 for the Six Months Ended June 30, 2006 and 2005, and for
 the Cumulative period from February 24, 2004,(Date of
 Emergence from Bankruptcy) through June 30, 2006...........................37

Condensed Consolidated Statements of Stockholders' Equity
 (Unaudited) for the Six Months Ended June 30, 2006.........................38

Condensed Consolidated Statements of Cash Flows (Unaudited) for
 the Six Months Ended June 30, 2006 and 2005, and for the
 Cumulative period from February 24, 2004, (Date of Emergence from Bankruptcy) through June 30, 2006.....................................39

Notes to Condensed Consolidated Financial Statements........................40

Financial Statements for December 31, 2005 and 2004:
---------------------------------------------------

Report of Independent Registered Public Accounting Firm.....................44

Consolidated Balance Sheets December 31, 2005 and 2004......................45

Consolidated Statements of Operations for the year ended
 December 31, 2005 and the Period from February 24, 2004
 (date of emergence from bankruptcy) through December 31, 2004 and for the cumulative period from February 24, 2004,(date
 of emergence from bankruptcy) through December 31, 2005....................46

Consolidated Statements of Stockholders Equity for the
 period from February 24, 2004 (date of emergence from
 bankruptcy) through December 31, 2004 and for the year
 ended December 31, 2005....................................................47

Consolidated Statements of Cash Flows for the year ended
 December 31, 2005 and for the Period from February 24, 2004
 (date of emergence from bankruptcy) through December 31, 2004 and for the cumulative period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2005.......................48

Notes to Consolidated Financial Statements..................................49

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
              CONDENSED CONSOLIDATED BALANCE SHEETS
                           (UNAUDITED)


                                                              June 30, 2006
----------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                                     $   1,371,987
Accounts Receivable                                                   4,550
Prepaid expenses                                                     25,056
----------------------------------------------------------------------------
Total Current Assets                                              1,401,593

Long-Term deposits                                                    6,500
Property and Equipment, net of accumulated depreciation
 of $287,730                                                      1,158,577
Patents and Proprietary Technology, net of accumulated
 amortization of $341,151                                         1,627,200
Goodwill                                                          5,356,414
----------------------------------------------------------------------------
Total Assets                                                  $   9,550,284
============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable                                              $       4,202
Accrued liabilities                                                  38,532
----------------------------------------------------------------------------
Total Current Liabilities                                            42,734
----------------------------------------------------------------------------

Stockholders' Equity
Preferred stock - $0.001 par value; 1,000,000 shares authorized;
  no shares issued or outstanding                                         -
Common stock - $0.001 par value; 100,000,000 shares authorized;
  23,292,887 shares issued and outstanding                           23,292
Additional paid-in capital                                       14,324,756
Warrants and options outstanding                                  2,891,738
Deficit accumulated during the development stage                 (7,732,236)
----------------------------------------------------------------------------
Total Stockholders' Equity                                        9,507,550
----------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                    $   9,550,284
============================================================================


       The accompanying notes are an integral part of these condensed consolidated financial statements.






          FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (UNAUDITED)



                                                                                               From
                                                                                               February 24, 2004
                                                                        For the Six Months    (Date of Emergence
                                                                          Ended June 30,       from Bankruptcy)
                                                                   --------------------------  through
                                                                       2006          2005      June 30, 2006
-----------------------------------------------------------------------------------------------------------------

Design, Contract and Testing Revenue                               $     53,526  $     18,365  $     411,554
-----------------------------------------------------------------------------------------------------------------

Operating Costs and Expenses
Amortization of patents and proprietary technology                      (76,483)      (64,054)      (300,674)
Cost of revenue                                                          (2,184)      (89,597)       (96,481)
Administrative and marketing expense                                 (1,218,994)     (647,045)    (5,618,511)
Research and development expense                                       (231,777)            -       (711,192)
-----------------------------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                                   (1,529,438)     (800,696)    (6,726,858)
-----------------------------------------------------------------------------------------------------------------

Other Income and Expenses
Interest expense                                                              -        (7,231)    (1,576,054)
Interest income                                                          22,478        29,044         82,022
Sublease rent income                                                      1,944         1,944          5,832
Gain (loss) on forgiveness of debt                                            -        (5,000)        71,268
-----------------------------------------------------------------------------------------------------------------
Net Other Income (Expense)                                               24,422        18,757     (1,416,932)
-----------------------------------------------------------------------------------------------------------------
Net Loss                                                           $ (1,451,490) $   (763,574) $  (7,732,236)
=================================================================================================================

Basic and Diluted Loss Per Share                                   $      (0.06) $      (0.03)
==============================================================================================

Basic and Diluted Weighted-Average Common Shares Outstanding         22,997,887    22,208,079
==============================================================================================



The accompanying notes are an integral part of these condensed consolidated financial statements.

                                     37




               FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)
          CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE SIX MONTHS ENDED JUNE 30, 2006
                                 (UNAUDITED)

                                                                                Deficit
                                                                              Accumulated
                                Common Stock        Additional     Warrants    During the    Total
                         --------------------------  Paid-in     and Options  Development Stockholders'
                           Shares        Amount      Capital     Outstanding     Stage       Equity
--------------------------------------------------------------------------------------------------------
Balance -
 December 31, 2005          22,992,887      22,992   13,777,276   2,699,565   (6,280,746)   10,219,087

Employee compensation
 from stock options                  -           -            -     529,953            -       529,953

Exercise of 300,000
 warrants at $0.70
 per share                     300,000         300      547,480    (337,780)           -       210,000

Net loss                             -           -            -           -   (1,451,490)   (1,451,490)
-------------------------------------------------------------------------------------------------------
Balance - June 30, 2006     23,292,887  $   23,292  $14,324,756  $2,891,738  $(7,732,236) $  9,507,550
=======================================================================================================




The accompanying notes are an integral part of these condensed consolidated financial statements.

                                        38

                 FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                                   For the Cumulative
                                                                                   Period from
                                                                                   February 24, 2004
                                                            For the Six Months     (Date of Emergence)
                                                                Ended June 30,     from Bankruptcy)
                                                       --------------------------- through
                                                             2006        2005      June 30, 2006
-----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net loss                                               $ (1,451,490) $   (763,574) $ (7,732,236)
Adjustments to reconcile net loss to net cash
 used in operating activities:
    Depreciation                                             82,089        80,392       287,729
    Amortization of patents and proprietary technology       76,483        75,771       341,150
    Issuance of common stock and warrants for services            -             -     2,695,053
    Expenses paid by increase in convertible note payable         -             -        60,000
    Amortization of discount on note payable                      -             -     1,556,666
    Stock-based compensation expense for employees          529,953             -       529,953
Changes in operating assets and liabilities:
    Accounts receivable                                      (4,550)       (6,546)       (4,550)
    Accounts payable                                        (37,535)     (100,370)     (203,904)
    Accrued liabilities                                      (4,793)       23,379        36,040
    Deferred revenue                                              -             -      (343,750)
    Prepaid expenses                                          9,605        (8,398)      (25,056)
    Deposits                                                      -             -        (6,500)
-----------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                      (800,238)     (699,346)   (2,809,405)
-----------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
Payments for the purchase of equipment                       (2,262)      (35,600)     (197,574)
Payments for patents                                              -       (15,658)      (43,626)
Payment for acquisition of equipment and proprietary
 technology from Flexpoint Holdings, LLC                          -             -      (265,000)
-----------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                        (2,262)      (51,258)     (506,200)
-----------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock and warrants     210,000     3,907,207     4,117,207
Principal payments on notes payable - related parties             -      (409,958)     (460,300)
Proceeds from notes payable - related parties                     -             -       445,300
Proceeds from borrowings under convertible note payable           -             -       583,334
-----------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                   210,000     3,497,249     4,685,541
-----------------------------------------------------------------------------------------------------

Net Change in Cash and Cash Equivalents                    (592,500)    2,746,645     1,369,936
Cash and Cash Equivalents at Beginning of Period          1,964,487        54,358         2,051
-----------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Period           $    1,371,987  $  2,801,003  $  1,371,987
=====================================================================================================

Supplemental Cash flow Information:
Cash paid for interest                               $            -  $      7,231  $     16,888
=====================================================================================================



The accompanying notes are an integral part of these condensed consolidated financial statements.

                                      39


         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Interim Financial Statements - The accompanying unaudited condensed consolidated financial statements include the accounts of Flexpoint Sensor Systems, Inc. and its subsidiaries (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the most recent annual consolidated financial statements of Flexpoint Sensor Systems, Inc. and subsidiaries for the years ended December 31, 2005, included
elsewhere herein.   In particular, the Company's significant accounting
principles were presented as Note 1 to the Consolidated Financial Statements in that report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements are not necessarily indicative of the results that may be expected for the full year ending December 31, 2006.

Nature of Operations - The Company is located in Salt Lake City, Utah and is a development stage company engaged principally in designing, engineering and manufacturing sensor technology and equipment using flexible potentiometer technology. The Company is in the development stage as planned operations have not commenced. Development stage activities primarily include acquiring equipment and technology, organizing activities, obtaining financing and seeking manufacturing contracts. At June 30, 2006, the Company had not entered into any manufacturing agreements except as discussed in Note 4. Even though the Company is making strides forward with its business plan, it is likely that significant progress may not occur within the next four to six months. Accordingly, the Company may not realize significant revenues or become profitable within the next twelve months which would require additional financing to fund its long-term cash needs. The Company may be required to rely on debt financing, loans from related parties and private placements of common stock for additional funding.

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that they may not be recoverable. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows. As a result of management's assessment of the recoverability of long-lived assets at June 30, 2006, no impairment was recognized at that date.

Research and Development - Research and development costs are recognized as expense during the period incurred until the conceptual formulation, design, and testing of a process is completed and the process has been determined to be commercially viable.

Stock-Based Compensation - In December 2004, the FASB issued Statement No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No.123R"). SFAS No. 123R supersedes APB 25 and requires the recognition of the cost of employee services received in exchange for stock options and awards of equity instruments based on the grant-date fair value of such options and awards, over the period they vest. Under APB 25, no compensation was recorded in earnings for the Company's stock-based options granted under the 2005 Stock Incentive Plan (the "Plan"). The pro forma effects on net loss and loss per share for the awards issued under the Plan were instead disclosed in a note to the financial statements. Under SFAS No. 123R, all share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense in operations over the requisite service period. On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, for its share-based compensations plans and began recognizing the unvested portion of employee compensation from stock options and awards equal to the unamortized grant-date fair value over the remaining vesting period. Furthermore, compensation costs will also be recognized for any awards issued, modified, repurchased, or canceled after January 1, 2006.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)

Basic and Diluted Loss Per Share - Basic and diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and the dilutive potential of common shares outstanding during the period. At June 30, 2006, there were outstanding options and warrants to purchase 4,590,335 shares of common stock. At June 30, 2005, there were outstanding warrants to purchase 3.626,335 of common stock. These options and warrants were not included in the computation of diluted loss per share as their effect would have been anti-dilutive, thereby decreasing loss per common share.

NOTE 2 - COMMON STOCK

Exercise of Warrants - On June 27, 2006, Summit Resource Group exercised its rights in connection with 300,000 warrants (originally issued March 3, 2004) to purchase 300,000 shares of common stock at an exercise price of $0.70 per share; or two hundred ten thousand dollars ($210,000), which money the Company received. These shares were registered in the Company's SB-2 Registration Statement and declared effective by the Securities and Exchange Commission on August 18, 2005.

Private Placement of Common Stock and Warrants - From January 25, 2005 through March 31, 2005, the Company issued 2,836,335 shares of common stock and warrants to purchase 2,836,335 shares of common stock at $3.00 per share from October 1, 2005 through September 30, 2007 in a private placement offering. The Company realized proceeds of $3,907,207, net of $347,294 of cash offering costs. As part of this private placement, the Company also issued the placement agent 140,000 shares of common stock and 140,000 warrants exercisable at $3.00 per share for the agent's services in connection with the offering. The fair value of the warrants issued was $4,047,816 as estimated by the Company using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 4.58%; volatility of 200%; estimated life of two years; and dividend yield of 0%. The net proceeds were allocated to the shares of common stock and the warrants based upon their relative fair values and resulted in allocating $1,980,271 to the shares of common stock and $1,926,937 to the warrants.

An investor may not exercise their warrants if the exercise of the warrant would cause the investor to own more than 4.99% of the then issued and outstanding common stock of the Company. If the closing bid price of the Company's common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, the Company may call the warrants, in whole or in part, for no consideration, which would require the investor to either exercise the warrants within fifteen trading days or forfeit the warrants.

Compensation to Board Members - On August 25, 2005, the company issued to a Director 18,350 shares of restricted common stock for director services valued at $31,745 or $1.73 per share, the quoted market value of the stock on the day of this transaction.

NOTE 3 - STOCK OPTION PLANS

On August 25, 2005, the Board of Directors of the Company approved and adopted the 2005 Stock Incentive Plan (the Plan). The Plan became effective upon its adoption by the Board and will continue in effect for ten years, unless terminated. This plan was approved by the stockholders of the Company on November 22, 2005. Under the Plan, the exercise price for all options issued will not be less than the average quoted closing market price of the Company's trading common stock for the thirty day period immediately preceding the grant date plus a premium of ten percent. The maximum aggregate number of shares that may be awarded under the plan is 2,500,000.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)

The Company utilized the Black-Scholes model for calculating the fair value pro forma disclosures under SFAS No. 123 and has continued to use this model, which is an acceptable valuation approach under SFAS No. 123R. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information, and notably, the Company's common stock has limited trading history. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models do not provide a precise measure of the fair value of the Company's employee stock options.

On August 25, 2005 the Company granted options to employees to purchase an aggregate 1,159,000 shares of common stock at an exercise price of $1.91 per share. These options vest over three years on either the employee's employment anniversary date or on the anniversary date of the date specified in the grant, and expire 10 years from date of grant. The Company used the following assumptions in estimating the fair value of the options issued August 25, 2005: market value at time of issuance - $1.73; expected holding period - 8 years; risk-free interest rate - 4.18%; dividend yield - 0%; expected volatility - 200%; estimated forfeiture percentage - 0%. Using these assumptions, the options granted have a weighted average fair value of $1.723 per share.

On February 27, 2006 the Company granted options to employees to purchase an aggregate 75,000 shares of common stock at an exercise price of $2.07 per share. The options vest over three years on the employee's employment anniversary and expire 10 years from date of grant. The Company used the following assumptions in estimating the fair value of the options issued February 27, 2006: market value at time of issuance - $2.00; expected holding period - 7 years; risk-free interest rate - 4.26%; dividend yield - 0%; expected volatility - 200%; estimated forfeiture percentage - 0%. Using these assumptions, the options granted have a weighted average fair value of $1.986 per share.

During the six month period ended June 30, 2006, the Company recognized $529,953 of stock-based compensation expense. The transitional effects of adoption of SFAS 123R was an increase in net loss and basic and diluted loss per share for the six months ended June 30, 2006 of $529,953 and $0.02, respectively. There were no effects on cash flows from operating activities or financing activities. There were no employee stock options outstanding at June 30, 2005; therefore, there was no pro forma effect from adoption of SFAS 123R on the net loss for the six months ended June 30, 2005. A summary of all employee options outstanding and employee options exercisable under the Company's plan is set forth below:

                                                         Weighted
                                              Weighted-  Average
                                              Average    Remaining   Aggregate
                                              Exercise   Contractual Intrinsic
For the Period Ending June 30, 2006   Shares  Price      Life        Value
------------------------------------------------------------------------------
Outstanding at beginning of period  1,159,000  $ 1.91     9.16
  Granted Jan-Jun 2006                 75,000    2.07     9.71
------------------------------------------------------------------------------
Outstanding at end of period        1,234,000  $ 1.92     9.19       $   -
==============================================================================
Exercisable at end of period          347,000  $ 1.91     9.16       $   -

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


NOTE 4 - RELATED PARTY MANUFACTURING CONTRACT

In September 2005 the Company entered into a manufacturing agreement with R&D Products, LLC, a Utah limited liability company, doing business in Midvale, Utah. For the purpose of this contract, management considers R&D Products to be a Related Party because a controlling member of R&D Products, LLC is also a non-controlling interest shareholder of Flexpoint Sensor Systems, Inc. R&D Products has developed a mattress with multiple air chambers that uses the Company's Bend Sensors(R) and the Company has agreed to manufacture the Bend Sensors(R) for the mattresses. The initial order is for 30,000 Bend Sensors(R) to be used to begin manufacture of 1,000 mattresses. The realization of the manufacturing and sales of the Bend Sensors(R) is dependent upon R&D Products selling either their bed directly or licensing their technology to a third party. There are no guarantees that R&D will make such sales in such quantities to meet the demands of this contract.

NOTE 5 - LEGAL PROCEEDINGS

On January 20, 2006, Sensitron, Inc., the Company's wholly owned subsidiary, filed a complaint in the United States District Court for the District of Utah, Central Division, against Michael W. Wallace, d/b/a Pure Imagination, seeking patent rights for a patent and patent application that Mr. Wallace filed with the United State Trademark and Patent Office. Mr. Wallace assisted Sensitron with the development of certain software to be used in combination with our Bend Sensor(R) technology related to the SEAT MAT(TM) system. Mr. Wallace failed to deliver the source code to Sensitron and failed to list our employees and previous employees as co-inventors on the patent he obtained and for his pending application for a patent. Sensitron is seeking a copy of the source code and ownership of the patent and/or correction of the patent and patent application to add the appropriate co-inventors. Sensitron is also seeking unspecified damages along with its costs and attorneys' fees.

On July 3, 2001, Flexpoint Sensor Systems, Inc. filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the District of Utah, File No. 01-29577JAB. On February 24, 2004 the bankruptcy court confirmed our Plan of Reorganization. In our bankruptcy proceeding we objected to the $1,700,000 claim made by Delco Electronics, Inc (Delphi). We believe that Delphi is precluded by the terms of the agreement from any financial recovery due to its breach of the sponsorship agreement. Other potential claims are breach of contract, breach of fiduciary duties owed to Flexpoint, Inc. pursuant to the contract, and intentional and negligent interference with Flexpoint, Inc.'s contractual and business relationship with General Motors. We are currently attempting to negotiate a settlement to this controversy.

      HANSEN, BARNETT & MAXWELL
      A Professional Corporation
      CERTIFIED PUBLIC ACCOUNTANTS
      5 Triad Center, Suite 750
      Salt Lake City, UT 84180-1128
      Phone: (801) 532-2200
      Fax: (801) 532-7944
      www.hbmcpas.com


     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and the Board of Directors
Flexpoint Sensor Systems, Inc.

We have audited the accompanying consolidated balance sheets of Flexpoint Sensor Systems, Inc. and subsidiaries (a development stage company) (the Company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2005, for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004 and for the cumulative period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flexpoint Sensor Systems, Inc. and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the year ended December 31, 2005, for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004 and for the cumulative period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.



                                         /s/ Hansen, Barnett & Maxwell

                                         HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
January 20, 2006

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
                   CONSOLIDATED BALANCE SHEETS


December 31,                                           2005          2004
----------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                        $  1,964,487  $     54,358
Accounts receivable                                         -           749
Prepaid expenses                                       34,661             -
----------------------------------------------------------------------------
Total Current Assets                                1,999,148        55,107

Property and equipment, net of accumulated
 depreciation of $205,640 and $47,695               1,238,404     1,311,139
Patents and proprietary technology, net of
 accumulated amortization of $264,667 and $112,702  1,703,683     1,827,501
Goodwill                                            5,356,414     5,356,414
Deposits                                                6,500         6,500
----------------------------------------------------------------------------
Total Assets                                     $ 10,304,149  $  8,556,661
============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable                                 $     41,737  $    116,378
Accrued liabilities                                    43,325        20,470
Notes payable - related parties                             -       410,958
----------------------------------------------------------------------------
Total Current Liabilities                              85,062       547,806
----------------------------------------------------------------------------

Stockholders' Equity
Preferred stock - $0.001 par value; 1,000,000
 shares authorized; no shares issued or outstanding         -             -
Common stock - $0.001 par value; 100,000,000 shares
 authorized; 22,992,887 shares and 19,998,202 shares
 issued and outstanding respectively                   22,992        19,998
Additional paid-in capital                         13,777,276    11,768,255
Warrants outstanding                                2,699,565       731,328
Deficit accumulated during the development stage   (6,280,746)   (4,510,726)
----------------------------------------------------------------------------
Total Stockholders' Equity                         10,219,087     8,008,855
----------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity       $ 10,304,149  $  8,556,661
============================================================================



            FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         For the period    For the Cumulative
                                                         from              Period from
                                                         February 24, 2004 February 24, 2004
                                                        (Date of Emergence (Date of Emergence)
                                       For the Year      from Bankruptcy)  from Bankruptcy)
                                       Ended             through           through
                                       December 31, 2005 December 31, 2004 December 31, 2005
---------------------------------------------------------------------------------------------

Design, Contract and Testing Revenue   $         12,595  $        345,433  $         358,028
---------------------------------------------------------------------------------------------

Operating Costs and Expenses
Amortization of patents and
 proprietary technology                        (128,109)          (96,082)          (224,191)
Cost of revenue                                  (7,692)          (86,605)           (94,297)
Administrative and marketing expense         (1,219,600)       (3,179,917)        (4,399,517)
Research and development expense               (479,415)                -           (479,415)
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses           (1,834,816)       (3,362,604)        (5,197,420)
---------------------------------------------------------------------------------------------

Other Income and Expenses
Interest expense                                 (7,231)       (1,568,823)        (1,576,054)
Interest income                                  59,544                 -             59,544
Sublease rent income                              3,888                 -              3,888
Gain (loss) on forgiveness of debt               (4,000)           75,268             71,268
---------------------------------------------------------------------------------------------
Net Other Income (Expense)                       52,201        (1,493,555)        (1,441,354)
---------------------------------------------------------------------------------------------

Net Loss                               $     (1,770,020) $     (4,510,726) $      (6,280,746)
=============================================================================================

Basic and Diluted Loss Per Share       $          (0.08) $          (0.24)
==========================================================================

Basic and Diluted Weighted-Average
 Common Shares Outstanding                   22,596,558        18,503,026
==========================================================================



                                   46









            FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR THE PERIOD FROM FEBRUARY 24, 2004 (DATE OF EMERGENCE
              FROM BANKRUPTCY) THROUGH DECEMBER 31, 2004
                AND FOR THE YEAR ENDED DECEMBER 31, 2005


                                                                                Deficit
                                                                              Accumulated
                                Common Stock        Additional                 During the    Total
                         --------------------------  Paid-in       Warrants   Development Stockholders'
                           Shares        Amount      Capital     Outstanding     Stage       Equity
                         ------------- ------------ ------------ ----------- ------------ -------------
Balance - February 24,
 2004 (Date of Emergence
 from Bankruptcy)          14,098,202  $    14,098  $ 4,952,166  $        -  $         -  $  4,966,264

Beneficial debt
 conversion option                   -           -    1,500,000           -            -     1,500,000

Conversion of note
 payable, March 31 and
 May 19, 2004, $0.50
 per share                   3,000,000       3,000    1,497,000           -            -     1,500,000

Issuance for consulting
 services, March 3, 2004,
 $1.15 per share               100,000         100      114,580           -            -       114,680

Share-based compensation
 from 650,000 warrants
 issued on March 3, 2004
 for consulting services             -           -            -     731,328            -       731,328

Issuance for acquisition
 of equipment and
 proprietary technology
 from Flexpoint Holdings,
 LLC, a company controlled
 by a shareholder, March
 31, 2004, $1.21 per share   1,600,000       1,600    1,929,709           -            -     1,931,309

Issuance for compensation,
 November 24, 2004, $1.48
 per share                   1,200,000       1,200    1,774,800           -            -     1,776,000

Net loss                             -           -            -           -   (4,510,726)   (4,510,726)
-------------------------------------------------------------------------------------------------------
Balance -
 December 31, 2004          19,998,202      19,998   11,768,255     731,328   (4,510,726)    8,008,855

Issuance of common stock
 at $ .77 per share and
 2,826,335 warrants at
 $0.61 per warrant for
 cash net of $347,294
 cash offering costs and
 140,000 common shares
 and 140,000 warrants,
 January through March
 2005                        2,976,335       2,976    1,977,294   1,926,937            -     3,907,207

Issuance of 30,000 warrants
 at $1.38 per warrant for
 services rendered July 2005         -           -            -      41,300            -        41,300

Issuance of common stock at
 $ 1.73 per share, as
 compensation to director
 of company for services
 rendered, August 2005          18,350          18       31,727           -            -        31,745

Net loss                             -           -            -           -   (1,770,020)   (1,770,020)
-------------------------------------------------------------------------------------------------------
Balance -
 December 31, 2005          22,992,887  $   22,992  $13,777,276  $2,699,565  $(6,280,746) $ 10,219,087
=======================================================================================================

                                        47



                 FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    For the period    For the Cumulative
                                                                    from              Period from
                                                                    February 24, 2004 February 24, 2004
                                                                   (Date of Emergence (Date of Emergence)
                                                  For the Year      from Bankruptcy)  from Bankruptcy)
                                                  Ended             through           through
                                                  December 31, 2005 December 31, 2004 December 31, 2005
--------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net loss                                          $    (1,770,020)  $    (4,510,726)  $    (6,280,746)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation                                            157,945            47,695           205,640
  Amortization of patents and proprietary technology      151,965           112,702           264,667
  Issuance of common stock and warrants for services       73,045         2,622,008         2,695,053
  Expenses paid by increase in convertible note payable         -            60,000            60,000
  Amortization of discount on note payable                      -         1,556,666         1,556,666
  Changes in operating assets and liabilities:
    Accounts receivable                                       749              (749)                -
    Accounts payable                                      (74,641)          (91,728)         (166,369)
    Accrued liabilities                                    21,855            18,978            40,833
    Deferred revenue                                            -          (343,750)         (343,750)
    Prepaid expenses                                      (34,661)                -           (34,661)
    Deposits                                                    -            (6,500)           (6,500)
------------------------------------------------------------------------------------------------------
Net Cash Used in Operating Activities                  (1,473,763)         (535,404)       (2,009,167)
------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
Payments for the purchase of equipment                    (85,210)         (110,102)         (195,312)
Payments for patents                                      (28,147)          (15,479)          (43,626)
Payment for acquisition of equipment and proprietary
 technology from  Flexpoint Holdings, LLC                       -          (265,000)         (265,000)
------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                    (113,357)         (390,581)         (503,938)
------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock
  and warrants                                          3,907,207                 -         3,907,207
Principal payments on notes payable - related parties    (409,958)          (50,342)         (460,300)
Proceeds from notes payable - related parties                   -           445,300           445,300
Proceeds from borrowings under convertible note payable         -           583,334           583,334
------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities               3,497,249           978,292         4,475,541
------------------------------------------------------------------------------------------------------

Net Change in Cash and Cash Equivalents                 1,910,129            52,307         1,962,436
Cash and Cash Equivalents at Beginning of Period           54,358             2,051             2,051
------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period        $     1,964,487   $        54,358   $     1,964,487
======================================================================================================

Supplemental Cash flow Information:
------------------------------------------------------------------------------------------------------
Cash paid for interest                            $         7,231   $         9,657   $        16,888
======================================================================================================

                                        48





            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS

Nature of Operations - Flexpoint Sensor Systems, Inc. and its subsidiaries (the Company), located in Salt Lake City, Utah, is a development stage company engaged principally in designing, engineering, and manufacturing sensor technology and equipment using flexible potentiometer technology. On February 24, 2004, the Company's plan of reorganization was confirmed by the U.S. Bankruptcy Court and the Company emerged from bankruptcy. As discussed further in Note 3, the emergence from bankruptcy was accounted for using fresh start accounting and the Company was considered a new entity for financial reporting purposes. The new entity is in the development stage, as planned operations have not commenced. Development stage activities primarily include acquiring equipment and technology, organizing activities, obtaining financing and seeking manufacturing contracts. To date, these activities have not resulted in any sustainable source of revenue or sales of the Company's products or technology. There is no assurance that the Company will be successful in exploiting its technology or in obtaining profitable operations.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Flexpoint Sensor Systems, Inc. and its wholly owned subsidiaries, Sensitron, Inc., Flexpoint, Inc. and Flexpoint International, LLC. During 2005 a minority interest holder in the subsidiaries relinquished his interest for no consideration. The interest in the subsidiaries is carried at no value based on its historical cost. Intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

Business Condition - The Company had a net operating loss of $1,770,020, and $4,510,726 and used cash in operating activities of $1,473,763 and $535,404 for the year ended December 31, 2005 and for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004, respectively. The Company had accumulated deficits of $6,280,746 and $4,510,726 at December 31, 2005 and December 31, 2004, respectively.

Through December 31, 2004, the Company met its short-term cash needs through proceeds from related party notes payable and from a convertible note payable. During 2005, the Company issued common stock and warrants in a private placement offering for proceeds of $3,980,207. To meet its short-term cash need, the Company may issue additional equity securities or incur debt should the Company not be able to generate sufficient revenues from operations with its current working capital. However, there can be no assurance that plans to obtain financing will be completed as planned, or that such sources of financing, if any, will continue to be available, and if available, that they will be on terms favorable to the Company.

Fair Values of Financial Instruments - The amounts reported as notes payable to a related party are considered to be reasonable approximations of their fair value due to their short repayment term.

Property and Equipment - Property and equipment are stated at cost. Additions and major improvements are capitalized while maintenance and repairs are charged to operations. Upon retirement, sale or disposition, the cost and accumulated depreciation of the items sold are eliminated from the accounts, and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the property and equipment, which are three to ten years. Depreciation expense was $157,945 and $47,695 for the year ended December 31, 2005 and for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004. Property and equipment consists of the following:

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      December 31,                                 2005        2004
      ------------------------------------------------------------------
      Machinery and equipment                 $ 1,250,406   $ 1,190,257
      Office equipment                            139,397       130,132
      Furniture and fixtures                       42,712        38,445
      Software                                     11,529             -
      ------------------------------------------------------------------
      Total Property and Equipment              1,444,044     1,358,834
      Less: Accumulated depreciation             (205,640)      (47,695)
      ------------------------------------------------------------------
      Net Property and Equipment              $ 1,238,404   $ 1,311,139
      ==================================================================

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that they may not be recoverable. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Intangible Assets - Costs to obtain or develop patents are capitalized and amortized over the remaining life of the patents, technology rights are amortized over their estimated useful lives. The Company currently has the rights to several patents and proprietary technology. Patents and technology are amortized from the date the Company acquires or is awarded the patent or technology right, over their estimated useful lives. An impairment charge is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible assets as determined by projected discounted cash flows of anticipated future company revenues of patent or technology products or royalties. Upon emergence from bankruptcy, the Company recognized patents valued at $279,147. Following emergence, the Company acquired proprietary technology valued at $1,645,577. The recorded fair values of the Company's intangible assets were established through an independent appraisal. Amortization of patents and proprietary technology was $151,965 and $112,702 for the year ended December 31, 2005 and for the period from February 24, 2004 through December 31, 2004, respectively.

Research and Development - Research and development costs are recognized as expense during the period incurred until the conceptual formulation, design, and testing of a process is completed and the process has been determined to be commercially viable.

Goodwill - Goodwill represents the excess of the reorganization value over the fair value of net assets of the Company upon emergence from bankruptcy. Goodwill is not amortized, but is tested for impairment annually or when a triggering event occurs. When tested, the undiscounted net cash flows of the asset or entity to which the goodwill relates are evaluated. Impairment is indicated if undiscounted cash flows are less than the carrying value of the assets. The amount of the impairment is measured using a discounted-cash-flow model considering future revenues, operating costs, a risk-adjusted discount rate and other factors.

Revenue Recognition - Revenue is recognized when persuasive evidence of an arrangement exists, services have been provided or goods delivered, the price to the buyer is fixed or determinable and collectibility is reasonably assured. Revenue from the sale of products is recorded at the time of shipment to the customers. Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license technology to others is deferred until all conditions under the contracts are met and then recognized as licensing royalty revenue over the remaining term of the contracts.

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sensitron, Inc., the Company's subsidiary, had deferred revenue of $325,000 through September 2004, which consisted of $250,000 of prepaid licensing royalties to be deferred and recognized as the related licensing royalty sales were reported to the Company by the customer over the remaining term of the agreement, and $75,000 of deferred sales related to software license rights sold to the customer that were being amortized over the six-year term of the contract. On October 2, 2004, Sensitron cancelled the licensing agreement by refunding to the customer $100,000 of the prepayment previously received from the customer under the license agreement. The balance of $225,000 of the prepayment was recognized as licensing revenue in the fourth quarter of 2004.

Stock Based Compensation - The Company accounts for stock-based compensation to employees under the recognition method and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations. Under APB 25, compensation related to stock options is recorded if an option's exercise price on the measurement date is below the fair value of the Company's common stock, and amortized to expense over the vesting period. Compensation expense for stock awards or purchases, if any, is recognized if the award or purchase price on the measurement date is below the fair value of the Company's common stock, and is recognized on the date of award or purchase.

The Company accounts for its stock-based compensation issued to non-employees using the fair value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, stock-based compensation is determined as either the fair value of stock granted as estimated using the Black-Scholes option pricing method. Stock-based compensation to non-employees totaled $73,027 for the year ended December 31, 2005 and $846,008 for the period from February 24, 2004 through December 31, 2004.

During 2005, the Company granted stock options to purchase 1,159,000 common shares with an exercise price of $1.91 per share, under the newly-adopted 2005 Stock Plan. Because the options granted had no intrinsic value, no compensation expense was recognized for the grants. The effect on net loss and net loss per common share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based compensation for the year ended December 31, 2005 and for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004 is as follows:

     December 31,                                      2005         2004
     -----------------------------------------------------------------------
     Net loss, as reported                       $ (1,770,020) $ (4,510,726)
       Add back: total stock-based compensation             -             -
       Deduct: total stock-based employee
       compensation determined under fair
       value based method for all awards             (774,419)            -
     -----------------------------------------------------------------------
     Proforma Net Loss                           $ (2,544,439) $ (4,510,726)
     =======================================================================
     Basic and diluted net income (loss) per
     common share:
       As reported                               $      (0.08) $      (0.24)
       Pro forma                                 $      (0.11) $      (0.24)
     =======================================================================

In December 2004, the FASB issued Statement No. 123 (Revised 2004), "Share-Based Payment" ("Statement 123(R)"). Statement 123(R) supersedes APB 25 and requires the recognition of the cost of employee services received in exchange for stock options and awards of equity instruments based on the grant-date fair value of such options and awards, over the period they vest. Statement 123(R) will be effective beginning January 1, 2006. Beginning January 1, 2006, the Company will recognize the unvested portion of employee compensation from stock options and awards equal to the unamortized grant-date fair value over the remaining vesting period.

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Loss Per Share - Basic and diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and common equivalents outstanding during the period. At December 31, 2005, there were warrants outstanding to purchase 3,656,335 shares of common stock, and options to purchase 1,159,000 shares of common stock, and at December 31, 2004, there were warrants outstanding to purchase 650,000 shares of common stock. These warrants and options were not included in the computation of diluted loss per share as their effect would have been anti-dilutive, thereby decreasing loss per common share.

NOTE 2 - CONFIRMATION OF PLAN OF REORGANIZATION

On February 24, 2004, the Bankruptcy Court confirmed the Company's plan of reorganization. The confirmed plan provided for the following:

Reverse Stock Split - The shares of common stock outstanding prior to the confirmation of the plan were reverse split on a 1-for-7 basis. All share amounts are presented in the accompanying financial statements on a post-split basis.

Cancellation of Common Stock - The Company cancelled 828,571 shares of common stock issued to an officer during 2001, as provided for by the confirmed plan of reorganization.

Convertible Debentures Payable - Convertible debentures of $3,681,280 were forgiven in exchange for the Company's agreement not to contest the issuance of 7,142,087 shares of common stock that were issued to a shareholder for the exercise of warrants prior to the bankruptcy petition.

Convertible Promissory Note to Former Employee - The Company converted $194,620 of claims that included accounts payable, accrued wages and a convertible promissory note to a former employee of $20,000, into 377,682 shares of common stock at a conversion price of $0.5153 per share.

Note Payable to Stockholder - The Company exchanged $1,230,218 of notes payable to a stockholder for 2,387,382 shares of common stock at a conversion price of $0.5153 per share.

Lease Obligation - A lease obligation of $574,255 was exchanged for 1,114,410 shares of common stock at a conversion price of $0.5153 per share.

Convertible Note Payable - The plan provided for an investor to provide $1,500,000 and receive a note payable convertible into 3,000,000 shares of common stock at $0.50 per share.

Delphi Automotive Systems Supply Agreement - Flexpoint Inc. entered into a Purchase and Supply Agreement (the Supply Agreement) with Delphi Automotive Systems (Delphi) in June 1998. Under the terms of the Supply Agreement, the Company was to supply its proprietary sensor mats to Delphi for integration into a weight-based suppression system as a critical part of a smart air bag system. The Supply Agreement provided that such sensor mats were to be exclusively supplied to General Motors, through Delphi, by the Company through 2002. In May 2000, the Supply Agreement was amended, primarily providing for Delphi to make loan payments to Flexpoint, Inc. to be used directly for Delphi programs. As of December 31, 2000, Flexpoint, Inc. had received loan proceeds of $1,700,000 from Delphi.

In August 2000, Delphi notified the Company of its intent to terminate the Supply Agreement. The Company believes that Delphi was not entitled to terminate the agreement or had not followed the appropriate contractual provisions for termination of the Supply Agreement. As a result of the termination, the Company was required to significantly reduce its workforce and its operating costs. In addition, the Company sought protection under the United States federal bankruptcy laws.

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation under the Delphi Supply Agreement remains under the jurisdiction of the bankruptcy court and the outcome of the future legal proceedings between the Company and Delphi is uncertain. However, on February 24, 2004, the Company concluded that the likelihood that this contingency would require that the Company transfer assets to Delphi was remote, and therefore, the liability was accounted for as extinguished prior to confirmation of the plan of reorganization.

NOTE 3 - FRESH START ACCOUNTING

In accordance with the requirements of SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the Company determined that a change in control occurred in connection with its reorganization and therefore the Company accounted for the reorganization using fresh-start reporting. Accordingly, all assets of Flexpoint Sensor Systems, Inc. have been restated to reflect their reorganization value, which approximates fair value at the date of reorganization. Management estimated a reorganization asset value of $5,637,612 based upon the negotiated price at which certain creditors were willing to convert their claims into common stock. The Company obtained an independent valuation, which determined that the reorganization value consisted of cash of $2,051, patents valued at $279,147 and goodwill valued at $5,356,414.The patents have a weighted-average remaining life of
13.2 years and are amortized on a straight-line basis with an average yearly amortization of $21,732. Goodwill is not amortized; rather the Company evaluates the carrying value of the goodwill to determine whether the carrying value should reflect any impairment. No impairment was noted at December 31, 2004 and 2005.

The following summarizes the effect of the plan of reorganization on the Company's consolidated balance sheet, as of February 24, 2004, the date of confirmation of the plan of reorganization:








            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                           Reorganized
As of Date of Confirmation of          Pre -        Debt       Exchange of                   Balance
 Plan, February 24, 2004          Confirmation    Discharge       Stock      Fresh Start      Sheet
--------------------------------- ------------- ------------- ------------- ------------- -------------
ASSETS
Current Assets - Cash             $      2,051  $          -  $          -  $          -  $      2,051
Patents and technology, net              1,561             -             -       277,586       279,147
Goodwill                                     -             -             -     5,356,414     5,356,414
-------------------------------------------------------------------------------------------------------

Total Assets                      $      3,612  $          -  $          -  $  5,634,000  $  5,637,612
=======================================================================================================

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)

Liabilities Not Subject to
Compromise - Current
Accounts payable                  $    244,642  $    (36,536) $          -  $          -  $   208,106
Accrued liabilities                      1,492             -             -             -        1,492
Deferred revenue                       343,750             -             -             -      343,750
Short-term advance payable             102,000             -             -             -      102,000
Notes payable - related party           16,000             -             -             -       16,000
------------------------------------------------------------------------------------------------------
Total Liabilities Not Subject
to Compromise - Current                707,884       (36,536)            -             -      671,348
------------------------------------------------------------------------------------------------------

Liabilities Subject to Compromise    7,777,379    (7,777,379)            -             -            -
------------------------------------------------------------------------------------------------------
Stockholders' Equity (Deficit)
Preferred stock                      1,080,426             -    (1,080,426)            -            -
Common stock (old)                      76,535             -       (76,535)            -            -
Common stock (new)                           -        11,022         3,076             -       14,098
Additional paid-in capital          22,078,206     5,669,351     1,153,885   (23,949,276)   4,952,166
Deficit accumulated during the
 development stage                 (31,716,818)    2,133,542             -    29,583,276            -
------------------------------------------------------------------------------------------------------
Total Stockholders'
 Equity (Deficit)                   (8,481,651)    7,813,915             -     5,634,000    4,966,264
------------------------------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity (Deficit)  $       3,612  $          -  $          -  $  5,634,000  $ 5,637,612
======================================================================================================


NOTE 4 - PROPERTY AND EQUIPMENT ACQUISITION

On March 31, 2004, Flexpoint Sensor Systems, Inc. entered an asset purchase agreement with Flexpoint Holdings, LLC, a company controlled by a shareholder, to acquire equipment and proprietary technology with an aggregate fair value of $4,302,643 in exchange for $265,000, the assumption of a $698,000 convertible note payable, and 1,600,000 shares of restricted common stock valued at $1,931,309 or $1.21 per share. Flexpoint Holdings, LLC is a holding company with the primary purpose to acquire and hold assets, which one of the Company's creditors caused to be seized during 2001 and sold at public auction during 2002.

The owners and manager of Flexpoint Holdings, LLC were not officers, directors or employees of the Company nor did they hold any controlling relationship in the Company or retain an substantial indirect interest in the assets sold as a result of stock ownership in the Company. Accordingly, the transaction was recorded at the fair value of the consideration given which was lower than the fair value of the assets acquired.

The acquisition of the assets of Flexpoint Holdings, LLC was not the purchase of a business as Flexpoint Holdings, LLC had no operations. Accordingly, pro forma financial information is not provided. The purchase price and the fair values of the proprietary technology and equipment were established by independent appraisals. The Company allocated the purchase price to the property and equipment acquired and to the proprietary technology based on the appraised fair values. The $1,408,334 excess of the appraised fair values of the acquired assets over the fair value of the consideration paid was allocated pro rata to reduce the values assigned to assets acquired. At March 31, 2004, the allocated value of the assets acquired was as follows:

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      -----------------------------------------------------------------
      Property and equipment                                $ 1,248,732
      Proprietary technology                                  1,645,577
      -----------------------------------------------------------------
      Net assets acquired                                   $ 2,894,309
      =================================================================

The equipment consists of manufacturing equipment to produce the Company's product, and the technology rights consist of software algorithms that interpret data provided by the Company's flexible sensor technology. The technology has an estimated weighted-average useful life of 13.2 years.

NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

Intangible Assets - The components of intangible assets at December 31, 2005 and 2004 were as follows:

                              Gross Carrying  Accumulated   Net Carrying
      December 31, 2005             Amount      Amortization    Amount
      ---------------------------------------------------------------------
      Patents                   $     322,773   $   (40,476)  $    282,297
      Proprietary technology        1,645,577   $  (224,191)  $  1,421,386
      ---------------------------------------------------------------------
      Total Amortizing
        Intangible Assets       $   1,968,350   $  (264,667)  $  1,703,683
      =====================================================================

                              Gross Carrying  Accumulated   Net Carrying
      December 31, 2004             Amount      Amortization     Amount
      ---------------------------------------------------------------------
      Patents                   $     294,626   $   (16,620)  $    278,006
      Proprietary technology        1,645,577       (96,082)     1,549,495
      ---------------------------------------------------------------------
      Total Amortizing
        Intangible Assets       $   1,940,203   $  (112,702)  $  1,827,501
      =====================================================================

Patent amortization was $23,856 and $16,620 for the year ended December 31, 2005 and for the period from February 24, 2004 through December 31, 2004, and amortization related to proprietary technology was $128,109 and $96,082 for the same periods respectively. Patent amortization is charged to general and administrative expense; amortization expense for the proprietary technology is charged to cost of revenues.

Estimated aggregate amortization expense for each of the next five years is $151,991 each year.

Goodwill - Intangible assets not subject to amortization as of December 31, 2005 and 2004 consisted of goodwill with a net carrying value of $5,356,414.

During 2004, the Company engaged Houlihan Valuation Advisors, an independent valuation firm, to assess the value of the Company's goodwill and patents at the date of emergence from bankruptcy and the fair value of the proprietary technology at its purchase date. The appraisal was completed during 2005.

NOTE 6 - NOTES PAYABLE - RELATED PARTIES

The Company had unsecured notes payable to shareholders with interest stated at 12% and repayment terms that required payment of the principal and interest by December 31, 2004. Under amended terms, payment of the entire principal and interest was due to the shareholders by the extended due date of March 31, 2005. Principal balance of the note was $16,000 upon emergence from bankruptcy; The Company borrowed an additional $445,300 and repaid $50,342 on the notes leaving an aggregate remaining balance of $ 410,958 as of December 31, 2004. During the year ended December 31, 2005, the company repaid the balance of $410,958 plus interest of $7,231.

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONVERTIBLE NOTE PAYABLE

Under the plan of reorganization, Broad Investment Partners, LLC (the "lender") agreed to provide financing to the Company under the terms of a $1,500,000 convertible promissory note. Under the terms of the note, the lender advanced $698,000 to Flexpoint Holdings, LLC, which debt was assumed by the Company as an increase to the promissory note upon the acquisition of assets from Flexpoint Holdings, LLC in March 2004, and the note was increased in March 2004 by $102,000 that was used to repay a short-term advance from Flexpoint Holdings, LLC. The Company borrowed $583,334 under the note and the note was increased by $60,000 through direct payments by the lender to settle certain secured and priority claims determined in the reorganization plan and other operating expenses.

Although the Company received proceeds under the note of $1,443,334 through March 31, 2004, principal due under the note was $1,500,000, which resulted in a discount to the note of $56,666. Under the terms of the convertible note payable provided that interest accrued on the $1,500,000 outstanding balance accrues at 10% per annum and the principal and accrued interest was due three years from the date of the agreement. As provided for in the plan of reorganization, the $1,500,000 principal balance under the note was convertible into 3,000,000 shares of common stock at $0.50 per share. The fair value of the common stock at the date of reorganization was $1.00 per share, based on its average market value for the three-day period before and after February 24, 2004, and resulted in the lender receiving a $1,500,000 beneficial debt conversion option under the conversion terms of the promissory note. The original discount on the note and the discount from the beneficial conversion option were amortized and recognized as interest expense through March 31, 2004 when the note was converted into 3,000,000 shares of common stock.

NOTE 8 - SUPPLEMENTAL CASH FLOW INFORMATION

Non Cash Investing And Financing Activities - On March 31, 2004, the Company issued 1,600,000 shares of common stock valued at $1,931,309, assumed a $698,000 convertible note payable and paid cash of $265,000 to Flexpoint Holdings, LLC, a company controlled by a shareholder, in exchange for equipment valued at $1,248,732 and proprietary technology value at $1,645,577. On March 31, 2004, a $1,500,000 convertible note payable was converted into 3,000,000 shares of common stock.

NOTE 9 - INCOME TAXES

There was no provision for, or benefit from, income tax during the period. The components of the net deferred tax asset as of December 31, 2005 and for the period from February 24, 2004 (date of emergence from bankruptcy) through December 31, 2004, including temporary differences and operating loss carryforwards that arose prior to reorganization from bankruptcy, are as follows:

      December 31                                 2005          2004
      ------------------------------------------------------------------
      Operating loss carry forwards           $ 9,981,842   $ 9,255,417
      Goodwill                                  1,997,942     1,997,942
      Property and equipment                      461,925       489,055
      Patents and proprietary technology          692,157       730,035
      ------------------------------------------------------------------
      Total Deferred Tax Assets                13,133,866    12,472,449
      Valuation allowance                     (13,133,866)  (12,472,449)
      ------------------------------------------------------------------
      Net Deferred Tax Asset                  $          -  $         -
      ==================================================================

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the confirmation of the bankruptcy plan, $7,813,915 in debt was discharged. For tax reporting purposes, net operating loss carry forwards were reduced to $24,750,611 at December 31, 2004. Net operating loss at December 31, 2005 was $26,760,970. Although net operating losses begin to expire in the year 2012, those carry forwards will be limited or unavailable, under the tax laws, due to a change of greater than 50% in ownership of the Company upon emergence from bankruptcy.

The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes for the year ended December 31, 2005 and for the period from February 24, 2004 (date emergence from bankruptcy) through December 31, 2004:


     For the Periods Ended December 31,                2005         2004
     -----------------------------------------------------------------------
     Tax at statutory rate (34%)                  $   (601,807) $(1,533,647)
     Non-deductible expenses                            (1,199)        (612)
     Change in valuation allowance                     661,417    1,683,113
     State tax benefit, net of federal tax effect      (58,411)    (148,854)
     -----------------------------------------------------------------------
     Provision for Income Taxes                   $           -  $        -
     =======================================================================

NOTE 10 - COMMON STOCK

Private Placement of Common Stock and Warrants - From January 25, 2005 through March 31, 2005, the Company issued 2,836,335 shares of common stock and warrants to purchase 2,836,335 shares of common stock at $3.00 per share from October 1, 2005 through September 30, 2007 in a private placement offering. The Company realized proceeds of $3,907,207, net of $347,294 of cash offering costs. As part of this private placement, the Company also issued the placement agent 140,000 shares of common stock and 140,000 warrants exercisable at $3.00 per share for the agent's services in connection with the offering. The fair value of the warrants issued was $4,047,816 as estimated by the Company using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 4.58%; volatility of 200%; estimated life of two years; and dividend yield of 0%. The net proceeds were allocated to the shares of common stock and the warrants based upon their relative fair values and resulted in allocating $1,980,271 to the shares of common stock and $1,926,937 to the warrants.

An investor may not exercise their warrants if the exercise of the warrant would cause the investor to own more than 4.99% of the then issued and outstanding common stock of the Company. If the closing bid price of the Company's common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, the Company may call the warrants, in whole or in part, for no consideration, which would require the investor to either exercise the warrants within fifteen trading days or forfeit the warrants.

Compensation to Board Members - On August 25, 2005, the company issued to a Director 18,350 shares of restricted common stock for director services valued at $31,745 or $1.73 per share, the quoted market value of the stock on the day of this transaction.

The Company emerged from bankruptcy in 2004 without settling a claim for compensation by John Sindt, the president and chairman of the board of directors, for services rendered during the period the Company was in bankruptcy. At the date the Company emerged from bankruptcy, the Company acknowledged that the claim existed but was unable to determine the range of potential loss under the claim and did not record a liability at that date. The board of directors determined the amount of the claim on November 24, 2004, and the Company settled all amounts due under the claim and in payment of services received after the Company emerged from bankruptcy the claim was settled, by issuing 1,200,000 shares of restricted common stock to Mr. John Sindt. The common stock issued was valued at $1,776,000, or $1.48 per share based upon the market value of the common stock. The Company recognized the issuance of the common stock during November 2004 as a charge to operations for compensation.

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - STOCK OPTION PLANS

On April 1, 1995, the Board of Directors and shareholders adopted an Omnibus Stock Option Plan. Upon emergence from bankruptcy and confirmation of the plan of reorganization, all previously outstanding stock options were cancelled.

On August 25, 2005, the Board of Directors of the Company approved and adopted the 2005 Stock Incentive Plan (the Plan). The Plan became effective upon its adoption by the Board and shall continue in effect for ten years, unless terminated. This plan was approved by the stockholders of the Company on November 22, 2005, after an affirmative vote by the stockholders at the Company's Annual Stockholders Meeting. Under the Plan, the exercise price for all options issued will not be less than the average quoted closing market price of the Company's trading common stock for the thirty day period immediately preceding the grant date plus a premium of ten percent. The maximum aggregate number of shares that may be awarded under the plan is 2,500,000.

On August 25, 2005 the Company granted options to employees to purchase an aggregate 1,159,000 shares of common stock at an exercise price of $1.91 per share. The options vest over three years on the employee's employment anniversary. The options granted had an intrinsic value of $0 since the exercise price exceeds the fair value of the underlying common stock on the day of the grants. Information about all employee options outstanding is as follows:

                                     2005                    2004
                             ----------------------  ----------------------
                                          Weighted-             Weighted-
                                           Average               Average
     For the Years Ended                  Exercise              Exercise
     December 31                 Shares    Price      Shares      Price
     ----------------------------------------------  ---------------------
     Outstanding at beginning
     of year                          -  $      -          -    $      -
       Granted                1,159,000      1.91          -           -
     ----------------------------------------------  ----------------------
     Outstanding at end
     of year                  1,159,000  $   1.91          -    $      -
     ==============================================  ======================

A summary of employee options outstanding and employee options exercisable under the Company's plan is set forth below:

                               Outstanding                   Exercisable
                 -------------------------------------- -------------------
                                Weighted-
                                Average     Weighted-             Weighted-
                  Number of     Remaining   Average   Number of   Average
Range of           Options     Contractual  Exercise   Options    Exercise
Exercise Prices  Outstanding      Life      Price    Exercisable   Price
---------------------------------------------------------------------------
$   1.91         1,159,000        9.65      $ 1.91          -     $    -
---------------------------------------------------------------------------
                 1,159,000        9.65      $ 1.91          -     $    -
===========================================================================

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - LEASE COMMITMENT

Effective March 31, 2004, the Company agreed to sub-lease offices and a manufacturing facility in which the Company's acquired equipment is located, with monthly lease payments of $5,500 plus common area maintenance fees. The lease expired in September 2004. During July 2004, the Company entered into a new five-year lease agreement with average monthly payments including prescribed common area fees of $8,718, with a 2% annual increase in lease payments. Rent expense over the term of the lease is recognized on a straight-line basis over the term of the lease. Rent expense of $101,821 and $78,715 was charged to operations for the year ended December 31, 2005, and for the period from February 24, 2004 through December 31, 2004, respectively. Total future annual minimum rent payments as of December 31, 2005 are as follows:

         ----------------------------
         2006               $ 103,388
         2007                 104,988
         2008                 106,619
         2009                  80,894
         ----------------------------
                            $ 395,889
         ============================

NOTE 13 - CONSULTING AGREEMENTS

On March 3, 2004, the Company entered into a twelve-month consulting agreement with Summit Resource Group ("Summit") whereby Summit agreed to provide consulting services for the Company related to investor relations, including dealing with direct investor relations, broker/dealer relations and with the investing public. A 45-day written notice from either party is required to terminate the agreement. In consideration for the consulting services, the Company issued Summit 100,000 common shares and warrants to purchase an additional 650,000 common shares. The warrants are exercisable for five years from the date awarded at the following exercise prices: warrants to purchase 300,000 shares are exercisable at $0.70 per share and warrants to purchase 350,000 shares are exercisable at $0.80 per share. In July 2005, the Company fulfilled its obligation for registration rights with respect to the 650,000 common shares and underlying warrants by including the respective common shares and warrants in the Company's SB-2 registration.

The Company valued the issuance of 100,000 common shares to Summit at $114,680, or $1.15 per share, based on the quoted market value of the stock on the date of the agreement. The Company valued the warrants at $731,328, estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 3.06%; expected dividend yield of 0.0%; expected life of 5 years and estimated volatility of 200%. Consulting expense was charged to operations recognized during the period from March 2004 through September 2004, the period over which the warrants vested.

On July 20, 2005, the Company issued warrants to purchase 30,000 common shares at $2.00 per share to an investor relations firm for services. The warrants issued were valued at $41,300, or $1.38 per warrant. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4.40%; volatility of 200%; estimated life of two years; and dividend yield of 0%. These warrants were issued with a callable feature in which the Company has the right to call the warrants at $2.00 per share if at any time after six months from the date of issue; the closing price of the common stock is greater than $5.00 per share for five consecutive trading days. In July 2005, the Company fulfilled its obligation for registration rights with respect to the 30,000 common shares and underlying warrants by including the respective common shares and warrants in the Company's SB-2 registration.

            FLEXPOINT SENSOR SYSTEMS AND SUBSIDIARIES
                  (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FORGIVENESS OF DEBT

At December 31, 2003, Flexpoint Inc, a subsidiary of the Company, had an accounts payable balance of $75,049. This balance had not been included in the bankruptcy proceedings of the Company and the debt was aged beyond the statute of limitations. There had been no efforts made on the part of the vendors to obtain payment. In 2004 the vendors were barred from collection under the Statute of Limitations and the debt was considered forgiven.

NOTE 15 - RELATED PARTY MANUFACTURING CONTRACT

In September 2005 the Company entered into a manufacturing agreement with R&D Products, LLC, a Utah limited liability company, doing business in Midvale, Utah. For the purpose of this contract, management considers R&D Products to be a Related Party because a controlling member of R&D Products, LLC is also a non-controlling interest shareholder of Flexpoint Sensor Systems, Inc. R&D Products has developed a mattress with multiple air chambers that use Bend Sensors and the Company has agreed to manufacture the Bend Sensors for the mattresses. The initial order is for 300,000 Bend Sensors to be used to begin manufacture of 10,000 mattresses. The realization of the manufacturing and sales of the Bend Sensors is dependent upon R&D Products selling either their bed directly or licensing their technology to a third party. There are no guarantees that R&D will make such sales in such quantities to meet the demands of this contract.

NOTE 16 - SUBSEQUENT EVENTS

In January 2006, the Company filed a complaint in the United States District Court for the District of Utah in Salt Lake City against Michael W. Wallace for possible Patent encroachment.

               __________


We have not authorized any dealer, salesman or any other person to give any information or to make any representations not contained in this prospectus.
Any information or representation not contained in this prospectus must not be relied upon as having been authorized by Flexpoint Sensor System, Inc.

                __________

                TABLE OF CONTENTS

Prospectus Summary................................3
Risk Factors......................................4
Use of Proceeds...................................7
Market for Common Equity..........................7
Description of Business...........................9
Property.........................................16
Legal Proceedings................................16       __________
Management's Discussion and Analysis.............17
Management.......................................23       PROSPECTUS
Executive Compensation...........................24       __________
Certain Related Transactions.....................25
Principal Stockholders...........................25
Description of Common Stock......................27    FLEXPOINT SENSOR
Selling Stockholders.............................27      SYSTEMS, INC.
Plan of Distribution.............................32
Other Information................................33    8,092,670
   Interest of Named Experts and Counsel.........33     Common Shares
   SEC's Position on Indemnification for
     Securities Act Liability....................33     October 6, 2006
   Additional Information........................34
Changes In and Disagreements With Accountants....34
Financial Statements Index.......................35

                             PART II


        ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALE OF UNREGISTERED SECURITIES

The following discussion describes all securities sold without registration by Flexpoint Sensor during the past three years.

On February 27, 2006 we authorized the issuance of options to purchase
75,000 shares of common stock to Ryan C. Willard. The options were granted under our 2005 Stock Incentive Plan, have an exercise price of $2.07 and vest in 25,000 increments over a three year period. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On August 25, 2005, our Compensation Committee under our 2005 Stock Incentive Plan authorized the grant of options to purchase an aggregate of 1,159,000 shares of common stock to eleven employees. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On August 25, 2005 our board of directors authorized the issuance of 18,350 shares of restricted common stock to Ruland J. Gill, Jr. in consideration for services rendered as a member of our board of directors. These shares were valued at $31,746. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 21, 2005, we granted warrants to purchase 30,000 shares of common stock to Investors Stock Daily, Inc. in consideration for investor relations services. The warrants have an exercise price of $2.00 and expire July 20, 2007. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 31, 2005, we closed our private placement offering conducted pursuant to Rule 506 of Regulation D. We issued 2,836,335 units to 54 accredited investors and issued 140,000 units to the placement agent, Alpine Securities Corporation, as a commission. Each unit consisted of one share of common stock and one warrant to purchase one additional share of common stock. The maximum aggregate offering price of the private placement was $4,725,000 and we realized proceeds of $3,907,208, net of $347,294 of cash offering costs. The warrants sold as part of the unit have an exercise price of $3.00 and have a two year exercise term beginning October 1, 2005. The warrants are also subject to a "call." If the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after October 1, 2005, then we have the right to call the warrants in whole or in part, forcing the investor to exercise the warrant within fifteen trading days or the warrant is forfeited. Also, the investor may not exercise a warrant if the exercise of the warrant would cause the investor to own more than 4.99% of our then issued and outstanding common stock.

On November 24, 2004, we authorized the issuance of 1,200,000 common shares, valued at $1,766,000, to John A. Sindt in settlement of claims and for services. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 31, 2004, we issued 1,600,000 shares valued at approximately $1,835,000 as partial payment to purchase the assets of Flexpoint Holdings, LLC. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 5, 2004, pursuant to the bankruptcy reorganization plan, our board authorized the issuance of an aggregate of 6,679,474 shares of common stock to our creditors in satisfaction of debt valued at $2.0 million and for conversion of a $1.4 million line of credit. We relied upon an exemption from registration provided by Section 1145 of the Bankruptcy Code.

On March 3, 2004, we issued 100,000 restricted common shares and warrants to purchase 650,000 common shares to Summit Resource Group in consideration for investor relations consulting services. The shares were valued at $114,680, or $1.15 per share, and the warrants were valued at $731,328 based on the Black-Scholes option pricing model, or a fair value of $1.13 per share. Warrants to purchase 150,000 shares at $0.70 vested at the execution of the agreement, warrants to purchase 150,000 shares at $0.70 per share vest on May 1, 2004, and warrants to purchase 350,000 shares at $0.80 per share vest on September 1, 2004. The warrants have a five year term from the date they are awarded. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In each of the private transactions above we believe that each purchaser was aware:
..   That the securities had not been registered under federal securities laws;
..   Acquired the securities for his/her/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws;
..   Understood that the securities would need to be held indefinitely unless registered or an exemption from registration applied to a proposed disposition; and
..   Was aware that the certificate representing the securities would bear a legend restricting their transfer.

We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities, and the rules and regulations promulgated thereunder.

                        ITEM 27.  EXHIBITS

No.   Description
----  -----------

2.1 Order Confirming Plan, dated February 24, 2004 (Incorporated by reference to exhibit 2.1 for Form 8-K filed March 5, 2004)
2.2 Debtor's Plan of Reorganization, dated January 14, 2004 (Incorporated by reference to exhibit 2.2 for Form 8-K filed March 5, 2004)
2.3 Asset Purchase Agreement between Flexpoint Sensor and Flexpoint Holdings, LLC, dated March 31, 2004 (Incorporated by reference to exhibit 2.3 of Form 10-QSB, filed May 3, 2004)
3.1 Certificate of Incorporation of Flexpoint Sensor, as amended (Incorporated by reference to exhibit 3.1 of Form 10-QSB, filed August 4, 2006)
3.2 Bylaws of Flexpoint Sensor, as amended (Incorporated by reference to exhibit 3.4 of Form 10-QSB, filed May 3, 2004)
4.1 Common stock purchase warrant of Investors Stock Daily, Inc., dated July 26, 2005 (Incorporated by reference to exhibit 4.1 to Form 10-KSB filed March 15, 2006)
5.1   Opinion of Cindy Shy, P.C.  (Filed August 4, 2005)
10.1 Lease Agreement between Flexpoint Sensor and F.G.B.P., L.L.C., dated July 12, 2004 (Incorporated by reference to exhibit 10.2 of Form 10-QSB, filed November 15, 2004, as amended)
10.2 Consulting Agreement between Flexpoint Sensor and Summit Resource Group, dated March 3, 2004 (Incorporated by reference to exhibit 10.3 of Form 10-QSB, filed May 3, 2004)
10.3 Manufacturing Agreement between Flexpoint Sensor and R&D Products, Inc., dated September 28, 2005 (Incorporated by reference to exhibit 10.1 of Form 8-K, filed October 3, 2005)
20.1 Flexpoint Sensor Systems, Inc. 2005 Stock Incentive Plan (Incorporated by reference to Schedule 14A, filed October 27, 2005)
20.2 Audit Committee Charter (Incorporated by reference to Schedule 14A, filed October 27, 2005)
21.1 Subsidiaries of Flexpoint Sensor Systems, Inc. (Incorporated by reference to exhibit 21.1 to Form 10-KSB filed March 15, 2006)
23.1  Consent of Hansen, Barnett & Maxwell
23.2  Consent of Cindy Shy, P.C.
24.1  Power of Attorney (See signature page)

ITEM 28:  UNDERTAKINGS

Pursuant to Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes to:
(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution;
(2) for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(4) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Draper, Utah.

                                 FLEXPOINT SENSOR SYSTEMS, INC.


Date: October 9, 2006        By: /s/ Clark M. Mower
                                 ---------------------------------------
                                  Clark M. Mower, President


                        POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark M. Mower and John A. Sindt, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date: October 9, 2006            /s/ Clark M. Mower
                                 --------------------------------------
                                 Clark M. Mower
                                 President, Chief Executive Officer
                                 and Director



Date: October 9, 2006            /s/ John A. Sindt
                                 ---------------------------------------
                                 John A. Sindt
                                 Chairman of the Board, and
                                 Principal Finance and Accounting Officer



Date: October 9, 2006            /s/ B. Fred Atkinson, Jr.
                                 ---------------------------------------
                                 B. Fred Atkinson, Jr.
                                 Secretary/Treasurer and Comptroller



Date: October 9, 2006            /s/ Ruland J. Gill, Jr.
                                 ---------------------------------------
                                 Ruland J. Gill, Jr.
                                 Director